As filed with the Securities and Exchange Commission on May 4, 2001
                                                      Registration No. 333-40444


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                               AMENDMENT NO. 2 TO

                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           BODYGUARD RECORDS.COM, INC.
                           --------------------------
                 (Name of small business issuer in its charter)

          Delaware                                              13-4087440
          --------                                              ----------
    (State or other          (Primary Standard Industrial     (I.R.S. Employer
    jurisdiction of           Classification Code Number)      Identification)
    incorporation or
    Organization)


     138 Fulton Street, New York, NY 10038                    (732) 888-4646
     -------------------------------------                    --------------
      (Address of principal executive offices)                Telephone Number

                                   John Rollo
                                138 Fulton Street
                               New York, NY 10038
                                 (212) 571-2179
             (Name, address and phone number for agent for service)


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE





Title of Each Class           Dollar          Proposed Maximum        Proposed Maximum
  Of Securities To          Amount To Be      Offering Price Per      Aggregate Offering      Amount Of
   Be Registered             Registered          Share                    Price           Registration Fee
   ------------              ----------          --------                --------         ----------------
-------------------------------------------------------------------------------------------------------------------
   Common Stock            $1,000,000           $2.50                    400,000 Shares        $278.00
-------------------------------------------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED -------, 2001

Preliminary Prospectus

                           BODYGUARD RECORDS.COM, INC.

                                     (logo)

       This is our initial public offering of up to 400,000 shares of our common stock.


We will sell the shares on a direct participation basis for a period of up to one hundred eighty days (180) days and do not intend to use a professional underwriter or broker dealer. We will conduct the offering on a minimum-maximum basis for a minimum of 100,000 shares and a maximum of 400,000 shares. If we do not receive subscriptions to purchase at least 100,000 shares in nine months, we will terminate the offering and promptly return all subscription funds to investors. All proceeds of this offering will be promptly deposited in a non-interest bearing escrow account until 100,000 shares are sold.


THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS," COMMENCING ON PAGE __ FOR INFORMATION THAT SHOULD BE CONSIDERED IN DETERMINING WHETHER TO PURCHASE ANY OF THE SHARES.




               Number of       Price to                              Proceeds
               Shares           Public         Discount               to Us
--------------------------------------------------------------------------------
Per Share                       $ 2.50          $   -0-             $    2.50
Minimum        100,000          $ 2.50          $   -0-             $ 200,000
Maximum        400,000          $ 2.50          $   -0-             $ 950,000


The proceeds to us represents the funds we will retain after we pay our offering costs, including filing, printing, legal, accounting, transfer agent and escrow agent fees estimated at $50,000.


                   The date of this prospectus is ______, 2001

                           BODYGUARD RECORDS.COM, INC.
                                138 FULTON STREET
                               NEW YORK, NY 10038

                                Table of contents

         Item                                                         Page


Summary                                                                 4
Risk Factors                                                            5
Special Information Regarding Forward Looking Statements               13
Use of Proceeds                                                        13
Dividend Policy                                                        14
Capitalization                                                         14
Dilution                                                               14
Management's Discussion and Analysis                                   15
Plan of Operations                                                     15
Description of Our Business                                            19
Employees                                                              32
Facilities                                                             33
Governmental Regulations                                               33
Management                                                             33
Certain Relationships and Related Transactions                         39
Principal Stockholders                                                 41
Market for Our Common Stock                                            41
Shares Eligible for Future Sale                                        42
Description of Our Capital Stock                                       42
Plan of Distribution                                                   43
Legal Matters                                                          44
Experts                                                                44
Anti-takeover Effects of Delaware Law                                  44
Transfer Agent and Registrar                                           45
Rule 144                                                               45
Rule 144(k)                                                            45
Rule 701                                                               45
Where You Can Find More Information                                    45
Financial Statements                                            F-1 - F-13



                      Dealer Prospectus Delivery Obligation

Until _____ , 2001 (90 days after the commencement of this offering), all dealers effecting transactions in the these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters to their unsold allotments or subscriptions.

                                     Summary





About Us


We are a development stage entertainment company without an operating history, having only been incorporated on November 11, 1999. Initially, our objective is to utilize our recently signed artist recording agreement with Quiet Riot, our recently acquired license rights to the Bay City Rollers and our recently signed national distribution agreement with Navarre Corporation to sell CD's in stores, to establish our name, and to promote and market our group of eight new artists. We also intend to use the Internet and other emerging technologies such as Mp3 to accomplish our goals. Quiet Riot is the heavy metal band whose 1983 debut release "Metal Health", was the first heavy metal album to reach #1 in the Billboard charts, and went on to sell over ten million albums. The Bay City Rollers are the Scottish Pop group formed in the early 1970's, that had five gold records in the United States and successfully toured at the arena and stadium levels in the mid and late 1970's. Navarre Corporation is a distributor of independent music labels in the United States and Canada as well as a distributor of major label music and DVD's to non-traditional retail outlets.


Corporate  Information

We were incorporated under the laws of the State of Delaware on November 11, 1999. Our principal executive offices are located at 138 Fulton Street, New York, New York 10038. Our telephone number at that address is (212) 571-2179. Our corporate website is located at www.bodyguardrecords.com. We do not intend for information found on our website to be part of this prospectus.


We applied for a Bodyguard Records.com, Inc. service mark on December 29, 2000, but have not yet received notification of the issuance of this service mark.


This Offering

Securities offered         A minimum of 100,000 and a maximum of 400,000 shares
                           of common stock, $.001 par value

Price per Share            $2.50

Common stock outstanding   900,000 shares
prior to the offering

Common stock to be
outstanding after the
minimum offering           1,000,000 shares

Common stock to be
outstanding after the
maximum offering           1,300,000 shares


                                  Risk Factors


An investment in the common stock of Bodyguard involves a high degree of risk. Investors could lose their entire investment. Prospective investors should carefully consider the following factors, along with the other information set forth in this prospectus, in evaluating Bodyguard, its business and prospects before purchasing the common stock.


                          Risks Related to Our Business

It is difficult to evaluate our business and prospects because we do not have any operating history

     We were formed in November 1999, signed our first recording artist in December 1999, and launched our website on January 17, 2000. Our short existence, coupled with the limited number of recording artists we have signed, the relative obscurity of all but two of them and our lack of working capital, makes it difficult to evaluate our current business and prospects or to accurately predict our future revenue or results of operations. Our revenue and income potential continue to be unproven, and our business model is evolving. Because both the Internet and musical taste are constantly changing, especially among young people, we may need to modify our business model to adapt to these changes. Before deciding to invest in our securities, you should evaluate the risks, uncertainties, expenses and difficulties frequently encountered by companies such as ours seeking to break into a difficult -to- penetrate industry segment.


Our business model is new and unproven, and we may not be able to generate sufficient revenue to operate our business successfully


        If we are to survive, we will need to start generating revenue within four months from the closing of our offering. We expect that our first sources of revenue will come from:

        *       retail and online sales of music CD's and related merchandise;
                and

        *       online sales of digitally distributed music.

    Once we start to generate revenue, we may be able to supplement our revenue base from:

        *       sales of advertising and sponsorships; and

        *       marketing our database of consumer information and preferences.

        However, and since we intend to provide several of our online services without charge, it is uncertain whether a business model that relies on attracting people to learn about, listen to and purchase CD's and related merchandise can generate sufficient revenue from the retail sale of CD's, electronic commerce, advertising, sales of database information and sales of, or fees for, digital downloads of music, to become a viable business.

We  may never earn a profit

        As a development stage company with an unproven business model, we may continue to be unprofitable, even with the proceeds from this offering. For the period from inception (November 11, 1999) to December 31, 2000, our year end, we had net losses of $50,285. We have never had any revenue from operations. As of December 31, 2000, we had total assets of $2,161 and a shareholders' deficiency of $(84,889). We continue to experience losses and we depend upon the implementation of our business plan and the proceeds from at least the sale of the minimum number of shares in this offering to continue our business.

        We expect our losses and negative cash flow to continue for the foreseeable future. We anticipate that our losses will increase significantly from current levels because we plan to significantly increase our expenditures for sales and marketing, the development and signing of new artists as well as the enhancement of our web site. With increased expenses, we will need to generate significant revenue to achieve profitability. Consequently, it is possible that we may never achieve profitability, and even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. The inability to become profitable may result in our being required to file for protection under the federal bankruptcy laws.

Initially, we will be relying on Quiet Riot and the Bay City Rollers

        Quiet Riot and the Bay City Rollers are our only artists with any name recognition or significant fan base, we will be heavily dependent upon the success of their new CD's to generate interest and awareness of our label and our eight other artists. The failure of either or both of these group's new CD to achieve commercial success within six months of its expected retail release on May 29, 2001 and August 21, 2001, respectively, will severely set back our plans to launch the careers of our eight other new artists. There can be no assurance that our reliance on Quiet Riot and the Bay City Rollers will not prove to be misplaced.

If we don't sell our music, we will fail

        Our financial performance will be entirely dependent upon market acceptance of our CD's and related music merchandise, which will require substantial marketing efforts and the expenditure of significant funds. There can be no assurance that our marketing program, when finally developed and employed, will be ever be successful.

        In order to initiate sales, we will have to offer music and related merchandise that appeals to a large number of retail and online consumers, particularly young people, ages 15-25. We will also create online communities that are conducive to electronic commerce, build or license a sufficiently robust and scalable electronic commerce platform and develop an order fulfillment capability. Since our target market includes Internet users under the age of 18, who have limited access to credit cards, our ability to capture retail and online product revenue from this group may be limited. If we are not successful in meeting these challenges, our growth will be limited and our business will be severely and adversely affected.

We may never have any advertising revenue

Once we start selling music online, we intend to initiate the sale of advertising space on our web site. Web site advertising has traditionally been an important source of revenue. However, and principally as a result of the recent dramatic decline in the demand for online advertising, we may not be able to attract advertisers. This would deprive us of a source of revenue with a higher profit margin than the sale of our music and other merchandise.

We are presently dependent upon a single source for the pressing, mastering and retail distribution of our CD's

Pursuant to our January 18, 2001, three year agreement with Navarre Corporation, 100% of the manufacturing, distribution and fulfillment of our CD's destined for retail sale in North America will be exclusively handled by Navarre. Since we expect that approximately 80% of our first year's CD sales will be at retail, as opposed to digitally downloaded, we are effectively dependent upon a single source of supply for at least three years. With respect to the remaining 20% of our CD's, we intend to rely upon Artist Development Associates to press and deliver them; Mac Money Productions for most of the digital mastering; and Mac Milli Entertainment for the digital downloading of albums. We have not yet distributed any CD's nor have we entered into a written agreement with any of these suppliers other than Navarre. Our business would be significantly disrupted if Navarre were to terminate or breach its agreement with us or if it suffered adverse developments that affect its ability to perform under our agreement.

Conflict with Hardrive Records.com, Inc.

    Our three executive officers and directors, two of whom are also our principal stockholders, were, until early this year, executive officers, directors and principal stockholders of Cream Records, Inc., a New Jersey corporation that changed its name to Hardrive Records.com, Inc. Until November 2000, when it discontinued operations, Hardrive was a potentially competitive Internet music company that operated out of the same offices as we do and intended to release its music products via the Internet. Although, all three of these men have agreed to devote their full time to our business, and disavow that Hardrive competed with us, Messrs. Foley and Rollo nevertheless entered into written employment agreements with Hardrive in 1999, and until November 2000 were actively pursuing Hardrive's business. Accordingly, and although Hardrive apparently ceased business activities and sold its artists recording and other rights, and Mr. Rollo resigned as an officer and director in January and Mr. Pollendine resigned as a director in February 2001, it is foreseeable that a conflict may still arise between Messrs. Foley's and Rollo's duties to us as officers and directors any duties they may continue to have under their employment agreements with Hardrive. Since we will be dependent upon Messrs.

Foley and Rollo for the foreseeable future, the existence of any conflict of interest during this period may present a distraction and may diminish our chances to achieve profitable operations.


Future sales of our common stock could cause our stock to decline in price

     All shares registered in this offering will be freely tradeable upon effectiveness of this registration statement. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile.

Volatile stock price may lead to losses by investors and to securities litigation

     The stock market has experienced significant price and volume fluctuations and the market prices of Internet-related companies has been highly volatile. An active public market for our common stock may not develop or be sustained after the offering. This price may vary from the market price of the common stock after the offering. Accordingly, investors may not be able to resell their shares at or above the initial public offering price.

    In the past, securities class action litigation has often been instituted against a company following periods of volatility in the company's stock price. This type of litigation could result in substantial costs and could divert our management's attention and resources.


The absence of an underwriter may increase risks

    Since we are conducting this offering on a direct participation basis, there will not be a broker-dealer to perform the due diligence that is generally performed in an underwritten offering, and which is in the nature of protection to investors. Because we are not engaging underwriters to help us sell our shares, we are less likely to sell the maximum number of shares we are offering. The less shares we sell, the greater are our chances of being undercapitalized.

You may not be able to sell your stock

     Currently is no public market for shares of our common stock. Although we intend to solicit a broker dealer to apply for listing on the OTC Bulletin Board, we may not be successful since this offering is not underwritten. Even if our shares are eligible for listing, there is no assurance that a market will develop, or that the price of our shares in any market will be equal to or greater than the price per share investors pay in this offering. In fact, the price of our shares in any market that may develop could be significantly lower. Investors in this offering may have difficulty liquidating their investment.

Our ultimate success will be dependent upon our artists



     We believe that our future success depends on our ability to maintain our existing artist agreements and to secure additional agreements with artists. Our business would be adversely affected by any of the following:

     * the failure of the CD of either of our two established artists to become popular;

     * the inability of at least one of our eight existing new artists to achieve popularity;

     *    increased competition to maintain our existing artists relationships ;

     *    inability to recruit new artists;

     *    non-renewals of our current artist agreements ; and

     *    poor performance or negative publicity about our artists.

     If we are not able to provide valuable services or incentives to artists, or if we otherwise fail to maintain good relations with our artists, they may lose interest in renewing their artists agreements with us or look to get out from their agreements with us. All of our current artist contracts have a term of one record album with a minimum of ten songs and except for Quiet Riot and the Bay City Rollers, grant to us options for between two and four additional record albums. If we fail to meet these obligations, we may not be able to sign our artists to another agreement; and we may be unable to recoup our costs to develop, operate and promote our web site and artist roster.


     In the past, we have not offered our artists options to purchase our common stock. However, and if we become a publicly owned company as a result of this offering, of which there can be no assurance, we may find it necessary to make such offers in the future. In the event we become publicly owned but the market price of our stock languishes at low levels or under performs, we may not be able to offer artists options or other equity incentives on attractive enough terms. If we cannot provide adequate incentives, our efforts to sign new artists may be impaired. If we cannot maintain our current relationships with artists or sign agreements with new artists, our user base would likely diminish and our ability to generate revenues from electronic commerce and advertising would be seriously harmed.


 Competition is a real factor we have to deal with

       We face competitive pressures from numerous actual and potential competitors. Our competitors include MP3.com, Launch Media, Amazon.com, Cdnow, CheckOut.com, major Internet portals and traditional music companies. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Some of our competitors have announced agreements to work together to offer music over the Internet, and we may face increased competitive pressures as a result. Virtually all of our current and potential competitors in the Internet and music entertainment businesses have substantial competitive advantages relative to us, including:

    *    numerous artists with name recognition and a fan base of support;


    *     longer operating histories;

    *    significantly greater financial, technical and marketing resources;


    *    greater brand and label name recognition;


    *    a large and existing customer base; and


    *    more popular content .

     These competitors may be able to respond more quickly to new or emerging trends in popular music, technologies and changes in customer requirements and devote greater resources to develop, promote and sell their products or services than we can. Web sites maintained by our existing competitors may be perceived by consumers, artists, talent management companies and other music-related vendors or advertisers as being superior to ours. In addition, increased competition could result in reduced advertising rates and margins and loss of market share, any of which could harm our business.

 Online security could become a source of liability


     Our relationships with consumers would be adversely affected and we may be subject to claims for damage if the security measures that we intend to use to protect their personal information, especially credit card numbers, are ineffective. In this regard, we intend rely on security and authentication technology that we intend to license from third parties to perform real-time credit card authorization and verification with our bank. We cannot predict whether events or developments will result in a compromise or breach of any technology we intend to use to protect a customer's personal information.

     Our infrastructure is vulnerable to unauthorized access, physical or electronic computer break-ins, computer viruses and other disruptive problems. Internet service providers have experienced, and may continue to experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees and others. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Security breaches relating to our activities or the activities of third-party contractors that involve the storage and transmission of proprietary information could damage our reputation and our relationships with our artists or any advertisers we may develop. We also could be liable to our artists or any advertisers we may develop for the damages caused by such breaches or we could incur substantial costs as a result of defending claims for those damages. We may need to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches. Our security measures may not prevent disruptions or security breaches.


 The sale of only the minimum number of shares could leave us undercapitalized.


    In the event we can only sell the minimum number of shares, we may only be able to sustain operations for a period of four months. The continued conduct of operations beyond four months will require us to raise additional capital. Since any such additional financing will probably be private and involve restricted shares as opposed to the free trading shares we are selling in this offering, there can be little assurance that we will be successful is raising any additional capital. In addition, if we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interest, and the newly-issued securities may have rights superior to those of the shares we are selling in this offering. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends.


 We have adopted anti-take over and other similar measures


     Our certificate of incorporation and our bylaws include a number of provisions that may delay, deter or impede hostile takeovers or changes of control or management. These provisions include:

    * our board may be classified into three classes of directors as nearly equal in size as possible with staggered three year-terms;

    * the authority of our board to issue up to five million shares of preferred stock and to determine the price, rights, preferences and privileges of these shares, without stockholder approval; and

    *    the elimination of cumulative voting.

     Our certificate of incorporation and bylaws provide that we will indemnify officers and directors against losses that may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management.


State blue sky registration requirements may affect this offering

     The purchasers of the shares in this offering will be able to publicly buy them only if they are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the proposed purchasers reside. Our inability to qualify our shares for sale in more than a few states may limit the number of our proposed purchasers and hamper our ability to complete this offering.

                          Risks Related to Our Industry

We may need to change the manner in which we conduct our business if government regulation increases


     There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues such as user privacy, pricing, taxation, content, copyrights, security, distribution, and the quality of products and services. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Any imposition of access fees could increase the cost of transmitting data over the Internet. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on us. The United States Congress has enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Web. Any new, or modifications to existing, laws or regulations relating to the Web could adversely affect our business.

     Prohibition and restriction of Internet content and commerce could reduce or slow Internet use, decrease the acceptance of the Internet as a communications and commercial medium and expose us to liability. Any of these outcomes could have a material adverse effect on our business, results of operations and financial condition. The growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.


The imposition of  sales and other taxes may harm our business

     We do not intend to collect sales tax or other such taxes in connection with our proposed Internet sales of CD's and related merchandise. However, the federal government or one or more states may seek to impose such a tax on the Internet related sale of our music and merchandise. To the extent that we cannot recover from our customers the additional expense associated with these taxes, they may have an adverse effect on our sales or may otherwise erode any profit margin we may enjoy. Moreover, the imposition of such taxes may have a chilling effect on the use of the Internet as a medium for conducting business, which could in turn have a materially adverse effect on our business.


     Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been enacted by Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a moratorium ending on October 21, 2001 on state and local taxes on electronic commerce where such taxes are discriminatory and on Internet access unless such taxes were generally imposed and actually enforced before October 1, 1998. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce.


     The free sharing of music online will harm our business

     Our business model assumes that there is an untapped market for the online PURCHASE of music produced by new artists. This assumption is not based upon any independent market research. Rather, it is based upon the experience of our management, their knowledge of the music markets and the recent growth of online music services. If consumers, particularly young consumers, have become so enamored with file sharing technology such as that used by Napster, Inc. which permits free sharing of high quality music without payment to artists and traditional sellers, that they are not willing to purchase but merely exchange music online, we will be forced to revise our business plan. No assurance can be given that we would be able to develop or execute a revised business model, or would have the funds to do so.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

     Special  Information  Regarding  Forward  Looking  Statements

     Some of the statements in this prospectus are "forward-looking statements". These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments.

                                 Use of Proceeds


The net proceeds we will receive from the sale of the shares of common stock offered by us will be $950,000 if all the offered shares are sold and $200,000 if only the minimum number of offered shares are sold. We have computed these net proceeds amounts based upon a public offering price of $2.50 per share and after deducting our estimated offering expenses of $50,000. However, and in the event we employ the services of broker dealers as selling agents, our offering expenses could increase up to a maximum of $180,000.

    The principal purpose of this offering is to fund our business plan and to commence operations. Accordingly, we intend to apply the net proceeds of the offering as follows:


CATEGORY OF EXPENDITURE                              Amount of Net Proceeds From the Sale of
                                                     100,000 SHS.       200,000 SHS.  300,000 SHS. 400,000 SHS.
                                                     ------------      -------------  ------------ ------------

*   Web site development                             $15,000               $15,000       $15,000        $ 15,000
*   Purchase of computer equipment                    10,000                10,000        10,000          10,000
*   Marketing of our Web site and artists            100,000               210,000       385,000         520,000
*   Loan repayment                                         -                35,000        50,000          80,000
*   General and administrative expenses               25,000                35,000        40,000          50,000
*   Initial manufacturing of CD's and
     merchandise                                      35,000                35,000        40,000          40,000
*   Hiring of employees                                    -                90,000       135,000         205,000
*   Working capital (overhead and
     recording supplies)                              15,000                20,000        25,000          30,000

                                            Total   $200,000              $450,000      $700,000         $950,000

We have verbally agreed with the two note holders of the $80,000 of our non-convertible debt that they will collectively receive $35,000 if 200,000 shares are sold, $50,000 if 300,000 shares are sold, and their entire $80,000 if all 400,000 shares are sold in this offering.


    Pending any use, the net proceeds of this offering will be invested in short-term, interest- bearing securities.


                                 Dividend Policy


    We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

                                 Capitalization


    The following table sets forth our capitalization as of December 31, 2000:

    *    on an actual basis; and

    * on an as adjusted basis to reflect our sale of both the minimum and maximum number of shares offered by this prospectus at a public offering price of $2.50 per share, after deducting the estimated offering expenses payable by us. The adjusted amount assumes we will be successful in selling the shares without the use of broker dealer selling agents. If we wind up using selling agents, our offering expenses could increase by up to a maximum of $180,000.

     You should read this information together with our supplemental consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.


                                                                             As of  December 31, 2000
Stockholders' (deficit) equity:                                          ACTUAL          ADJUSTED for Minimum
    common stock, $.001 par value; 20,000,000
    shares authorized;
    900,000 shares issued and outstanding;
    1,000,000 issued and outstanding, as adjusted
    for the minimum,                                                   $    900                $   1,000
Additional paid in capital                                              180,700                   380,700
Accumulated deficit                                                    (261,689)                 (261,689)
Total stockholders' equity (deficiency)                                 (84,889)                  115,111


                                    Dilution

    Our negative net tangible book value as of December 31, 2000 was $84,889 or approximately $(.09) per share of common stock. Negative net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the number of shares of common stock outstanding at that date. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering made and the net tangible book value per share of common stock immediately after the completion of this offering.

     After giving effect to the issuance and sale of the minimum and maximum number of shares of common stock offered by us and after deducting the estimated offering expenses payable by us without the use of broker dealer selling agents, our net tangible book value as of December 31, 2000 would have been $115,111, or approximately $.12 per share if only 100,000 shares are sold, and $865,111 or approximately $.87 per share if all 400,000 shares are sold. This represents an immediate increase in net tangible book value of $.21 per share minimum, or $.96 per share, maximum, to existing stockholders; and an immediate dilution of $2.38 per share minimum, or $1.63 per share maximum, to new investors purchasing shares in this offering. The following table illustrates this per share dilution:


                                                                           MINIMUM           MAXIMUM


*  Public offering price per share                                          $   2.50      $ 2.50
*  Net tangible book value per share at  December 31, 2000                      (.09)       (.09)
*  Increase in net tangible book value per share due to offering.....            .21         .96
*  Net tangible book value per share after this offering..............           .12         .87
*  Dilution per share to new investors.................................     $   2.38       $1.63


                      Management's Discussion and Analysis
                   Of Financial Condition or Plan of Operation


    The following discussion should be read in conjunction with our financial statements and notes to those statements and other financial information appearing elsewhere in this prospectus.


                               Plan of Operations

 We are a development stage entertainment company with a limited history and without any revenue from operations, having only been incorporated on November 11, 1999. For the period from our inception through December 31, 2000, we:

     * Implemented a modest private offering of our common stock and borrowed money to fund this offering and our pre-operating activities;

     *    Signed artist  recording  agreements with six artists  including Quiet
          Riot;

     * Received license rights for four additional artists including the Bay City Rollers;

     * Developed and launched our website www.bodyguardrecords.com on January 17, 2000, which includes photos and biographical information from all ten of our artists:

     * Entered into and subsequently terminated an Internet distribution agreement with Cyberretail.com, LLC, a non-affiliated company, as our exclusive distributor for the fulfillment of orders for recorded music products and artist merchandise sold via the Internet or on an 800 number;

     * Entered into a National Distribution and Warehousing Agreement with Navarre Corporation, a non-affiliated retail and digital distributor of music and music products;

     * Developed and produced CD's for seven of our ten artists, are engaged in recording a CD for an additional two artists, and scheduled a recording session for the remaining artist;

     * Arranged for three showcases in Hoboken, New Jersey where our artists have performed live. In addition, we arranged a showcase for our artists to perform on March 17, 2001 at the famous "Stone Pony" in Asbury Park, NJ;

     * Entered into a written three-year distribution agreement with Mac Milli Entertainment, Inc., a non-affiliated company for the on-line promotion of our three artists on the Mac Milli website and the fulfilment of digital downloaded music orders;

     * Conducted a professional lip-sync video session shoot of Naked Underneath, Summer Snowmen, and Dennis DeCambre; and prepared a music video for several artists, segements of which we expect to be on display on our website during May 2001; and

     * We were advised by Quiet Riot that they were performing in Grand Slam Metal Jam, a 40 city United States arena concert tour, May 26, 2001 through August 19, 2001 along with the heavy metal bands Poison, Warrant and Enuff Znuff..

    For the 4 to 12 months following the sale of at least the minimum number of shares, our principal objectives will be to:


     *    Secure national exposure for our recording artists; and

     * Initiate and implement the sale of CD's and related merchandise with a view towards developing cash flow.


     * Secure a strategic marketing alliance with a nationally recognized company. In order to achieve these objectives, we believe that the specific steps needed to make Bodyguard operational and successful will be to:

     *    Commence the marketing of our web site and artists

     We intend to initiate this process during the first weeks following the closing of the minimum number of shares, and to continue for at least four months. We intend to use approximately $25,000 of the $200,000 net proceeds from this offering per month to:

     o Place print ads in key music publications including Billboard, Teen and CMJ New Music Report;

     o Attempt to secure reviews and articles in music publications including Billboard, Rolling Stone and CMJ New Music Report and in general circulation magazines such as Teen and Seventeen;

     o Attempt to secure radio airplay on CMJ Reporting college radio stations as well as commercial radio stations throughout the United States. We intend to supply program directors with a copy of the CD of each of our artists as well as a press kit containing biographies of the band members, an 8x10 glossy black and white print, a fact sheet and copies of any articles that have been published;

     o Promote the Company's web site through the inclusion of all of our artist's names in the principal search engines, cross links with MacMilli Entertainment, Sennheiser Microphones, Ling Lang.com and other corporate alliances;

     o Attempt to utilize Grand Slam Metal Jam, the 40 city arena concert tour in which Quiet Riot is participating, to generate purchases of "Guilty Pleasures", Quiet Riot's first Bodyguard Records CD; and

     o Attempt to utilize our web site to generate purchases of "Live at the Budakon, 1977", the Bay City Rollers first Bodyguard Records CD.

         If we are successful in selling more than the minimum number of shares, or we commence to receive royalty payments from the sale of either or both Guilty Pleasures, Quiet Riot's first Bodyguard Records CD or Live at the Budakon, 1977, the Bay City Rollers first Bodyguard Records CD, we intend to continue to spend a minimum $10,000 per month on marketing and promotion for up to an additional eight months. The earliest we can expect to receive a payment check from Navarre Corporation will be August 30, 2001, or 90 days from May 29, 2001, Guilty Pleasures' retail release date. The earliest we can expect to receive sales of Live at the Budakon, 1977 will be April 16, 2001, the day this CD goes on sale on our web site.

     * Initiate the generation of cash flow from our artists other than Quiet Riot and the Bay City Rollers.

     We intend to initiate this process during the first weeks following the closing of the minimum number of shares, and to continue for at least four months. We intend to use an initial $7,200, and an aggregate of approximately $6,950 per month of the $200,000 net proceeds from this offering to:

          o Print 1,000 copies of "Drinking At The Bar", Dennis DeCambre's first CD and by April 15, 2001, at a one time cost of $2,200;

          o Finalize the recording of "The Absence of Subtlety", the first CD of June and printing 1,000 copies by August 31, 2001, at a one time combined cost of $5,000;

          o Schedule live presentations by Matt Chase, Daphne Hero, Dennis DeCambre, June, Love Saves the Day and Naked Underneath, six of our new artists, at various venues in Hoboken, New Jersey , where they will perform songs from "Don't Let Me Lose My Mind", "Daphne Hero", "Drinking At The Bar" and "Self Composure", their respective CD's. These presentations which commenced during October 2000, will continue through August 31, 2001 at a combined estimated cost of $1,000;

          o Utilize approximately $1,500 per month from the $200,000 proceeds from the sale of the minimum number of shares to produce tee shirts, posters and hats to sell at the venues where our artists are performing on our website.

     *    Commence the search for a strategic marketing alliances.

    We intend to initiate this process during the second month following the closing of the minimum number of shares, and to continue for at least four months. We do not intend to specifically utilize any of the $200,000 net proceeds from this offering per month for this purpose. Rather, we intend to rely upon the networking skills of our three executive officers and directors. Should we be successful in our efforts, we will ultimately expend an unknown portion of the net proceeds from this offering on legal fees.

    In the event we are successful in the sale of only the minimum number of shares, we believe that the net proceeds of $200,000 will provide sufficient funds to enable us to satisfy our cash requirements for at least four months. The conduct of operations beyond this period will require either the sale of additional shares or the commencement of cash flow.


    Should we be successful in selling all 400,000 shares, we believe that the net proceeds of $950,000 will provide sufficient funds to enable us to satisfy our cash requirements for at least 12 months including the payment of full salaries to Messrs. Rollo and Foley as called for in their written employment agreements with Bodyguard.





    Until we receive the proceeds of this offering, our activities will continue to be limited. Without these proceeds we will not have the capital resources or liquidity to:

                 *     Implement our business plan;
                 * Commence operations through the recording, production or marketing of any record albums; or
                 *     Hire any additional employees.

                           Description of Our Business


History of Bodyguard


     We are a development stage entertainment company without an operating history, having only been incorporated on November 11, 1999. Since our incorporation, we successfully launched our website WWW.BODYGUARDRECORDS.COM. on January 17, 2000 and on the same date entered into a Internet distribution agreement to provide for the fulfillment of orders for our CD's and merchandise. In addition, and on December 15, 1999, January 6, 2000 and February 1, 2000, respectively, we entered into Artist Recording Agreement with three new artists, Naked Underneath, a Pop/Rock group, Summer Snowmen, a Pop/Rock group; and Dennis DeCambre, a R&B/Rap artist. On September 26, 2000, we entered into an Artist Recording Agreement with June, a new Pop/Rock group; and on December 12, 2000, we entered into an Artist Recording Agreement with Love Saves The Day, featuring Dean Davidson, a new Pop/Rock group. On January 8, 2001, we entered into an Artist Recording Agreement with Quiet Riot, a 1970's Hard Rock group. On February 21, 2001, we entered into two separate licensing agreements granting us the rights to sell CD's for the Bay City Rollers, an established Pop group; Matt Chase, a new Pop artist whose former professional name was Matt Cheplic; Daphne Hero, a new Pop/Rock group; and Jake Thomas, a new Country artist.


Overview


     Our objective is to become an innovative record company. Initially, however, we intend to act more like a traditional record company in that we will seek to utilize our artist recording agreement with Quiet Riot, our license rights to the Bay City Rollers and our national distribution agreement with Navarre Corporation as a springboard to sell CD's in retail stores. Once we start to generate cash flow, we intend to try to establish our name, and to use the Internet and other emerging technologies such as Mp3 to successfully promote and market our group of eight new artists. Later, we intend to allow visitors to our web site to have access to a variety of styles of music, a database of a number of artists, with links to the artist's homepage and biographical information. We intend to offer visitors to our web site the opportunity to order CD's via our mail order department, or via digital download directly to their computer from Navarre Corporation and Mac Milli Entertainment, third party online distribution companies, at a reasonable cost.

     In addition, we intend to utilize technology that provides a live video link to recording sessions at our studio in New York City so fans can "sit in" on an actual recording session. We intend to post a schedule of these sessions on our web site. When operational, our video link will incorporate several different camera angles, so that our viewers can decide who or what he/she would like to observe, i.e. the singer, guitarist, drummer or even the producer at the control board.

    We intend to utilize traditional and non-traditional marketing and distribution channels, such as online services, interactive media and syndicated radio and cable television, in order to cost effectively promote our web site and exploit the music entertainment rights which we may develop or acquire. Our business plan was developed by our two principal executive officers and founders John Rollo and Eugene Foley. Since inception through December 31, 2000, we have not had any revenue from operations. There can be no assurance that any or all of our business plan will be successfully implemented or that we will generate sufficient revenues from operations to meet the requirements of our business.

Industry and Opportunity

     In dollar terms, and according to Billboard Magazine, an industry trade publication, music sales increased 6.3% in 1999, to $14.6 billion, up from $13.7 billion in 1998. However, and as indicated in the March 4, 2000 edition of
Billboard:

      "In dollar terms, though, music sales increased 6.3% in 1999 to $14.6 billion from 12.2 billion last year. But this is not an entirely accurate account of the market because the computations are based on suggested list prices, and most product is sold at lower prices. In 1998 music sales rose 12.1% to $12.2 billion. With sales up 6.3% and units up only 3.2%, the indication is that higher prices contributed at least three percentage points to the dollar increase last year. Most music manufacturers did in fact raise list and wholesale prices last year".

     According to the Recording Industry Association of America, a trade group whose members manufacture most of the music recordings produced in the United States, sales of CD singles have increased from $6 million in annual sales in 1990, to $213 million in 1998 and from 1 million CD single units ships to 56 million units over the same period. Recording Industry Association of America's research indicates an 11.6% increase in units shipped to direct and special markets which include mail order operations, record clubs and non-traditional retailers and a 7.4% increase in dollar value from these music sales between 1997 and 1998. Recording Industry Association of America estimates that sales by mail order, record club and other non-traditional outlets account for 24.4% of the total domestic market.

     One of the latest technological innovations in the music industry has centered on digital distribution, the downloading of compressed music files over the Internet to a PC. Online music sales attributable to digital distribution remains small at this time, but we believe it will be an increasing portion of the total pre-recorded online music sales market in the near future. Forrester Research, Inc. predicts that revenues from digital music downloads will reach $1.1 billion in 2003, equaling approximately seven percent of total music sales. However, Jupiter Communications estimates that revenues from digital music downloads will reach only $30 million by 2002.

     The CD continues to be the driver of growth. Unit sales of CD albums rose 10.8% last year, to 939 million units.

     The vast majority of the music listening audience is comprised primarily of two age groups: 15-24 and 25-49. For most individuals in these groups, popular music has been, and remains, a major force in their lives. Although teenagers and young adults purchase the majority of prerecorded music, the Recording Industry Association of America estimates that their numbers have declined in recent years and that the over-35 market has been increasing. This increase has been attributed to the continuing trend by record labels to release product with broad-based appeal that is able to attract occasional buyers. We intend to capitalize on this trend in music by developing artists that will appeal to the occasional buyers in selected markets.

     There are currently five major labels which are generally recognized to dominate the recording industry along with their subsidiary labels: Time/Warner; Sony; BMG; Thorn-EMI; and Universal. Although independent labels individually represent a small percentage of the market for prerecorded music, in 1999 sales of albums, both new and catalog, by independent labels as a group constituted the largest percentage market share in the prerecorded music market. We believe that new artists and new trends in music are more likely to come from an independent label as they can more easily react and adapt to shifting consumer tastes.

Artist development and agreements


     Our primary focus will be the development of new artist releases and related artist development, encompassing modern rock, alternative and power-pop. Our strategy is to develop and acquire a core group of independent labels to which we will provide support services in order to maximize the opportunities for discovering and minimize the risk associated with developing future successful recording artists. We currently have one label, Bodyguard Records and have only developed a roster of ten artists, two who are established and eight who are new. Our established artists are Quiet Riot, a 1970's Hard Rock group, with whom we entered into an Artist Recording Agreement on January 8, 2001; and the Bay City Rollers, a Pop group, which we received the license rights to market and sell one CD and the option for a second, on February 21, 2001. Our eight new artists are Naked Underneath, Summer Snowmen and Dennis DeCambre with whom we signed written artist recording agreements on December 15, 1999, January 6, 2000 and February 1, 2000, respectively; and June and Love Saves The Day, featuring Dean Davidson with whom we signed written artist recording agreements on September 26, 2000, and December 12, 2000, respectively. On February 21, 2001, we acquired license rights to market and sell one CD and options for two to four additional CD's for Matt Chase, who former professional name was Matt Cheplic, Daphne Hero, and Jake Thomas.

On February 21, 2001, we entered into two written license agreements with Atlantic International Capital Holdings, then a non-affiliated Bermuda corporation. The first agreement, which is for a term of 20 years, grants to us the exclusive worldwide right and license to manufacture, market, promote, distribute and sell the first compact discs, cassette tapes, records, and any other audio or sound-carrying reproductions recorded by Matt Chase, formerly known as Matt Cheplic, Daphne Hero and Jake Thomas. In consideration for these license rights, we agreed to pay to AICH a royalty of ten (10%) percent of our gross income for each CD we sell in any medium. The second agreement, which is for a term of 12 years, grants to us the exclusive worldwide right and license to manufacture, market, promote, distribute and sell the Live at the Budakon, 1977 compact discs, cassette tapes, records, and any other audio or sound-carrying reproductions recorded by the Bay City Rollers. In consideration for these license rights, we agreed to pay to AICH a royalty of ten (10%) percent of our gross income for each CD we sell in any medium.

As of the date of this prospectus, we:

     * Have completed the recording of "Self Composure", the first CD for Naked Underneath;

     * Have completed the recording of "A.M. World", the first CD for Summer Snowmen;

     * Have completed the recording of "Drinking At The Bar", the first CD for Dennis DeCambre;

     * Are presently engaged in the recording of "Bachelors Button", the first CD for Love Saves The Day, featuring Dean Davidson in our New York City studios;

     * Have completed the recording of "Guilty Pleasures", our first CD for Quiet Riot, in the Canoga Park, California studios of Rumbo Records. Guilty Pleasures, which will contain 11 new songs, will be the first Quiet Riot album since 1999. "Guilty Pleasures" commenced manufacturing on April 6, 2001, and is expected to be released to retail stores on May 29, 2001, pursuant to our January 3, 2001, National Distribution and Warehouse Agreement with Navarre Corporation;

     * Manufactured 1,000 copies of "Self Composure", the first CD for Naked Underneath on September 1, 2000;

     * Manufactured 1,000 copies of "A.M. World" the first CD for Summer Snowmen on March 16, 2001;

     * Manufactured 1,000 copies of "Daphne Hero" the first CD for Daphne Hero on March 16, 2001;

     * Manufactured 1,000 copies of "Don't Let Me Lose My Mind" the first CD for Matt Chase on March 16, 2001;

     * Entered into a written agreement with Dennis DeCambre for the extension of the September 1, 2000 production date of "Drinking At The Bar", his first CD until April 30, 2001. We have ordered, and received 1,000 copies of this CD on April 30, 2001;

     * Assisted June with their initial recording session in a Pennsylvania studio in January 2001 of "In the Absence of Subtlety", their first CD;

     * Scheduled an initial recording session in our New York City studios for Jake Thomas to commence recording of his first CD on July 9, 2001;

     * Conducted a professional lip-sync video session shoot of Naked Underneath, Summer Snowmen, and Dennis DeCambre; and prepared a music video clip, segements of which are expected to be on display on our website in May, 2001;

     * Manufactured 3,000 copies of " Live at the Budakon, 1977", the first Bodyguard CD for the Bay City Rollers on April 9, 2001;

     * We were advised by Quiet Riot that they are performing with Poison, Warrant and Enuff Znuff in "Grand Slam Metal Jam", a four band, 40 city United States arena concert tour, the schedule of 38 of the cities is as follows:

                         DATE                      CITY

                         May 26                    San Antonio, Texas
                         May 27                    Houston, Texas
                         May 28                    Dallas, Texas
                         May 30                    Birmingham, Alabama
                         May 31                    Atlanta, Georgia

                         June 2                    West Palm Beach, Florida
                         June 3                    Tampa, Florida
                         June 5                    Charlotte, North Carolina
                         June 6                    Raleigh, North Carolina
                         June 8                    Virginia Beach, Virginia
                         June 9                    Bristow, Virginia
                         June 10                   Hershey, Pennsylvania
                         June 13                   Wilmington, Delaware
                         June 15                   Hartford, Connecticut
                         June 16                   Saratoga, New York
                         June 17                   Darien, Connecticut
                         June 19                   Manchester, New Hampshire
                         June 20                   Scranton, Pennsylvania
                         June 27                   Kansas City, Kansas

                         July 3                    Chicago, Illinois
                         July 4                    Detroit, Michigan
                         July 6                    Wantaugh, New York
                         July 7                    Boston, Massachusetts
                         July 8                    Holmdel, New Jersey
                         July 19                   Cleveland, Ohio
                         July 20                   Toronto, Canada
                         July 21                   Columbus, Ohio
                         July 22                   Pittsburgh, Pennsylvania
                         July 24                   Cincinnati, Ohio
                         July 25                   Indianapolis, Indiana
                         July 28                   St. Louis, Missouri
                         July 29                   Nashville, Tennessee

                         August 7                  Denver, Colorado
                         August 8                  Salt Lake City, Utah
                         August 15                 San Bernardino, California
                         August 17                 Las Vegas, Nevada
                         August 18                 San Diego, California
                         August 19                 Los Angeles, California


     Each of our artist agreements is for a term of one record album of a minimum of ten songs. Except for our agreement with Quiet Riot, which does not contain any options and our license rights to the Bay City Rollers which only contains an option for one additional CD, all of our agreements, including the agreements underlying our license rights, grant to us options for between two and four additional record albums. We were required to produce one record album for both Naked Underneath and Dennis DeCambre by September 1, 2000, subject, however, to our sale of the minimum number of shares. As indicated above, we met our obligation to Naked Underneath and received a written extension of our obligation to Dennis DeCambre until April 15, 2001. Other than Quiet Riot and the Bay City Rollers, none of our artist agreement subject us to a specific production date. None of our artist agreements require us to pay any advances to any of our artists. Except for our agreements with Quiet Riot, and the Bay City Rollers, all of our agreements grant to us the exclusive right and license to sell artist merchandise such as tee shirts, hats, posters, posters, tour books, keychains, etc., subject to a 50% of net receipts payment to the artists. Both Quiet Riot and the Bay City Rollers have the option of, and are presently conducting their own sales of artists merchandise. Except for our agreements with Quiet Riot, and the Bay City Rollers, all of our existing artists agreements, including the agreements underlying our license rights, require us to pay a semi-annual royalty of:

          *    $1.50 on the first 100,000 records sold;

          *    $2.00 on the next 100,000 records sold;

          *    $2.25 on the next 100,000 records sold;


          *    $2.50 for each record sold after that; and

          * $3.00 for any copies sold directly to consumers at live performances.

     All royalty payments are to be made net after deduction for:

          *    returned or defective copies;

          * our recording studio time calculated at $50.00 per hour, except with respect to Summer Snowmen;

          *    manufacturing and design costs;

          * 50% of the costs of any video or television promotional commercial; and

          *    any promotional appearance costs and expenses.


     Our artist agreement with Quiet Riot is for a term of 18 months subject to a single six month extension on mutual consent. We do not have any options for additional albums, nor do we have any artist merchandise rights except upon the request of the artist and the payment of 50% of any net receipts. The agreement requires us to provide the artist with a mastering budget of $1,000, a graphic art and design budget of $1,500 and a photography budget of $1,000. The agreement also requires us to pay the following royalties to Quiet Riot as and when we receive payments from Navarre, our North American distributor:

          *    40% of our gross income for each CD sold at retail outlets;

          *    50% of our gross income for each CD sold via mail order;

          * 50% of our gross income for each CD sold via Internet digital download;

          * 50% of our gross income for each DVD or other audio/visual unit sold;

          * 50% of our gross income for each CD sold via foreign license agreements; and

          * 40% of any cash advance we receive in a foreign license agreement.

Our license rights to the Bay City Rollers' Live at the Budakon CD is for a term of 12 years. We have one option for a single additional album comprised of new music. We must exercise this option within six months and 21 days from April 15, 2001 by paying a $125,000 advance. In the event we produce the new CD, our $125,000 advance is recoupable out of royalties, otherwise it is non-refundable. We do not have any artist merchandise rights. Our license requires us to pay the following royalties to the Bay City Rollers:

          * 35% of our gross income for each CD sold at retail outlets in North America;

          * 35% of our gross income for each CD sold via mail order in North America;

          * 35% of our gross income for each CD sold via Internet digital download in North America;

          * 35% of our gross income for each DVD or other audio/visual unit sold in North America;

          * 15% of our gross income for each CD sold in any manner outside of North America;

          * 0% of any cash advance we receive in a foreign license agreement until we recoup $125,000; and 50% of any foreign cash advances after that.

     All royalty payments in all of our contracts and license rights are to be made net after deduction for:

          *    returned or defective copies;

          *    recording studio costs generated at our studios;

          *    manufacturing and design costs;

          * 50% of the costs of any video or television promotional commercial;


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


          *    any promotional appearance costs and expenses; and

          * California airfare, production related travel expenses and Rumbo Records recording costs incurred by John Rollo for Quiet Riot's new CD.



     Initially we intend to recruit additional new and emerging artists from the alternative rock/pop genres. We may also purchase outright or license a finished single or album by an artist in these or other genres. Once another new or emerging artist is selected, we intend to enter into an agreement with the artist similar to our artists agreements to either produce


"demonstration" recordings to permit us to determine the commercial viability of a new artist or record one or two singles or an album for commercial release with options to record additional albums, at our discretion, at an agreed upon recording budget per recording or album. We intend that the recording agreement will fix royalties and possibly advances to the artist for each album produced under the agreement. In accordance with industry custom, any advances for albums after the initial release would be likely to be based on a percentage of the artist's net royalties from prior albums, less the recording budget. Should one of our new performing artists achieve significant sales for his, her or its most recently-released album, it is likely that we would renegotiate that artist's agreement, granting a higher royalty rate in return for the artist's agreement to an extension of the recording contact for additional albums.

     It is possible that in addition to Quiet Riot and the Bay City Rollers, we will be able to sign an established artist to a recording contract, although we are not currently seeking to enter into a recording contract with or acquire rights to any established artists. We classify any artist that was at one time signed by a major record company and which has a solid fan base as an established artist. There can be no assurance, however, that any such contract could be consummated. In the event that an established artist enters into a recording contract with us, our operating expenses would most likely be higher than those currently contemplated. This could result in an exhaustion of our financing earlier than anticipated, unless offset or exceeded by increased sales of the established artist's products.

     If we redevelop Quiet Riot or the Bay City Rollers into a commercially successful recording artist, or develop any other commercially successful recording artist, there can be no assurance that we will be able to maintain our relationships with such artists even if we have entered into exclusive recording contracts with them. Furthermore, recording artists occasionally request releases from their exclusive recording agreement. Among the reasons that may cause an artist to engage in so-called "label jumping" are expectations of greater income, advances or promotional support by a competing label. There can be no assurance that Quiet Riot or any given artist developed by us will not determine to request a release from its, his or her agreement with us. Because of the highly personal and creative nature of the artist's contractual obligations to us, it is not feasible to force an unwilling artist to perform the terms of its, his or her contract with us. If we do release a "label jumping" artist from its, his or her contract, we may be able to obtain an "override royalty" as consideration for the release. Override royalties are customarily paid by the released artist's new recording company and are based on a percentage of the suggested retail selling price or wholesale price, depending on the particular label in question, subject to certain deductions. Such royalties are payable with respect to a negotiated number of the artist's albums after release from its, his or her existing contract.

     We will seek to contract with our new artists on an exclusive basis for the marketing of their recordings in return for a percentage royalty on the retail selling price of the recording. We will generally seek to obtain rights on a worldwide basis. Whenever possible, we intend to utilize our artists agreements as a typical agreement format providing for the number of albums to be delivered but without advances against royalties being paid upon delivery of each album or upon signing of the contract. Provisions in contracts with established artists vary considerably and may, for example, require us to release a fixed number of albums and/or contain an option exercisable by us covering more than one album. We will seek to obtain rights to exploit product delivered by the artists for the life of the product's copyright. Under the contracts, advances are normally recoupable against royalties payable to the artist. We will seek to recoup a portion of certain marketing and tour support costs, if any, against artist royalties.

Our Internet web site

     Initially, the principal focus of our web site is to:


          * inform consumers about our artists, their schedule and special events;

          *    provide interviews and chats with our artists;

          *    offer music samples of our artists; and

          * to offer consumers the option of ordering CD's and other related merchandise.


     On November 11, 2000, we entered into a written preliminary distribution agreement with Mac Milli Entertainment, Inc., a non-affiliated third party online distribution company to provide digital downloaded distribution of our CD's to our customers who are not interested in receiving a hard copy vis UPS or similar overnight package delivery service. In light of the April 9, 2001, termination of our agreement with Cyberretail, Navarre Corporation and Mac Milli Entertainment, Inc. will be our sole sources for digital downloading of our CD's.


Manufacturing and distribution


     We currently neither have nor intend to develop or acquire record manufacturing or distribution capabilities of our own. Rather, we intend to enter into distribution or licensing arrangements with third parties. Towards this end, and on January 18, 2001, we entered into a written National Distribution and Warehousing Agreement with Navarre Corporation, a non-affiliated Minnesota corporation. Pursuant to the agreement, we appointed Navarre as the exclusive retail distributor of all of our musical recordings we elect to submit to Navarre and non-exclusive digitally downloaded distributor for a term of three years and automatic and successive annual extensions, subject to a 90 day cancellation prior to the expiration of the initial or renewal term. In consideration, Navarre agreed to pay us a designated base price for each CD sold during the term of the agreement.

     After an initial 90 day waiting period, Navarre's payments of any base prices due us will be paid weekly together with a weekly summary report, and after deduction of 25% return reserve. The agreement also grants us the right to participate in discount programs offered by Navarre to rack jobbers, military bases and others.

     On January 18, 2001, we also entered into a written Manufacturing Agreement and separate Financing Agreement with Navarre that supplements our National Distribution and Warehousing Agreement. These agreements are in connection with a manufacturing service that Navarre developed for the labels that it distributes on a national basis. Pursuant to these agreements, we furnish a duplication master, film for CD imprinting, all artwork design and all printed materials to Navarre. Navarre then sub-contracts the manufacture of our CD's and affords us 75 days to pay for our CD's from the date of shipment, either from orders received or if insufficient orders are received, in cash. We believe that the manufacturing costs, which are specified in the agreement, are equal or better than we could have negotiated for on our own. On the same date, we entered into a separate Manufacturing Agreement with Navarre that covers the production of what the industry refers to as "One Sheets", the two sided, four color promotional material that generally accompanies a CD when sold to resellers. Pursuant to this agreement, Navarre agrees to produce our One Sheets on the same terms as our CD's.

     On January 17, 2000, we entered into an Internet Distribution Agreement with Cyberretail.com, LLC, a non-affiliated company, as our exclusive agent for the fulfillment of any and all orders for our recorded music products ordered via the Internet or on an 800 number for a term of two years . Our agreement, which excluded digitally downloaded music, required us to pay a commission of a designated percentage of the retail price of any of our products sold by Cyberretail. On April 9, 2001, we terminated this agreement and intend to rely upon Navarre Corporation and Mac Milli Entertainment, Inc. as the sole sources for digital downloading of our CD's.

     Historically, the strategy of the major labels has been to control distribution channels. Nevertheless, the market shares of independent distributors, rack jobbers or independent contractors that manage music department of department stores such as K-Mart and Wal- Mart, mail order companies, touch-tone 800 number sales, Internet sales, and television sales have all increased. We believe that this growth, fueled by the development of the Internet and other ongoing changes in the marketplace, will continue. Another trend is the consolidation of retail outlets into large retail chains, however, specialized distributors can be utilized to sell prerecorded music products to large retail chains. Because of our small size, we may not be able to take advantage of traditional distribution channels, such as specialized distributors. However, we expect to be able to take advantage of interactive, in-home marketing through the Internet, telephone, satellite relays, or other evolving technologies that we believe will have a significant effect on distribution in the future. However, there is little agreement as to precisely what this effect will be. We believe that control and ownership of the creative products will be a key factor in the new market where distribution can be accomplished more quickly and inexpensively.

     Typical distribution for an independent label such as ours is through either a major label- owned branch system or through independent distributors. The major label-owned distribution companies offer national distribution, consistent market visibility, accounts receivable and collection administration. Independent distributors offer similar services, but normally on a much smaller scale.




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

Copyrights and intellectual property

     Our prerecorded music business, like that of other companies involved in prerecorded music, will primarily rest on ownership or control and exploitation of musical works and sound recordings. Our music entertainment products are expected to be be protected under applicable domestic and international copyright laws.

     Although circumstances vary from case to case, rights and royalties relating to a particular recording typically operate as follows: When a recording is made, copyright in that recording vests either in the recording artists and/or their production companies and is licensed to the recording company or in the record company itself, depending on the terms of the agreement between them. Similarly, when a musical composition is written, copyright in the composition vests either in the writer and is licensed to a third-party music publishing company, or in a third-party music publishing company or in a publishing company owned and controlled by the artist. A public performance of a record will result in money being paid to the writer and publisher. The rights to reproduce songs on sound carriers i.e., phonograph records, are obtained by record companies or publishers from the writer or the publishing company entitled to license such compositions. The manufacture and sale of a sound carrier results in mechanical royalties being payable by the record company to the publisher of the composition, who then remits a portion of such royalties to the writer or writers of the composition at previously agreed or statutory rate for the use of the composition and by the record company to the recording artists for the manufacture and distribution of the recording.

We intend to operate in an industry in which revenues are adversely affected by the unauthorized reproduction of recordings for commercial sale, commonly referred to as "piracy," and by home taping for personal use.

     Potential publishing revenues may be derived from our ownership interest in musical compositions, written in whole or in part by our recording artists or by writers who are signed exclusively to us. We intend to secure a partial ownership position in the copyright to compositions written by our recording artists or signed writers where such rights are available and have not been previously sold or assigned. Performance rights in any compositions owned by us will be enforced under agreements we intend to enter into with performing rights organizations such as the American Society of Composers, Authors, and Publishers, Broadcast Music, Inc. and SESAC, Inc., which licenses the public performance of a composition to commercial users of music such as radio and television broadcasters, restaurants, retailers, etc., and disburse collected fees based upon the frequency and type of public performances they identify. Generally, revenues from publishing are generated in the form of:

          * mechanical royalties, paid by the record company to the publisher for the mechanical duplication of a particular copyrighted composition, as distinct from the copying of the artist's performance of that composition;

          * performance royalties, collected and paid by performing rights entities such as ASCAP and BMI for the actual public performance of the composition as represented by radio airplay, Musak, or as a theme or jingle broadcast in synchronization with a visual image via television;

          * sub-publishing revenues derived from copyright earnings outside of the United States and Canada from our collection agents located outside of the United States and Canada; and

          * licensing fees derived from printed sheet music, uses in synchronization with images as in video or film scores, computer games and other software applications, and any other use involving the composition.

     Typically, music publishing agreements with songwriters are "exclusive," permitting us ownership of the copyrights in all compositions created by the songwriter, in whole or in part, during the term of the agreement usually in exchange for the payment of an advance to the songwriter and, after the recoupment of such advance, the payment of royalties on sales of sound carriers embodying any such compositions. In some cases, we may seek to acquire a catalog of compositions previously created by a songwriter or group of songwriters as a music publishing asset. The can be no assurance, however, that we will be successful in entering into agreements with any songwriters or acquiring any catalogs or that any agreements entered into will result in any revenue to us.

         We intend to engage in licensing activities involving both the acquisition of rights to certain master recordings and the licensing and the granting of rights to third parties in the master recordings and compositions we may acquire.


     On December 29, 2000, we filed an application for the service mark Bodyguard Records.com, Inc. with the United States Patent and Trademark Office. We have not yet obtained a federal registration of this service mark in the United States and no assurance can be given that such registration will be granted.

Competition

    We compete with providers of prerecorded music and related products both through traditional retail channels and over the Internet. Our current and anticipated competitors include:

          *    Atlantic Recording Group;

          *    Universal Music Group;

          *    RCA Records; and

          *    Arista Records.

In addition, there are many companies that provide Web sites and online destinations targeted to the digital downloading of music as well as to the record industry in general. All of these companies compete with us for visitor traffic, advertising dollars and electronic commerce partners. The market for Internet content companies in the record industry is new and rapidly evolving. Competition for visitors, advertisers and electronic commerce partners is intense and is expected to increase significantly in the future because there are no substantial barriers to entry in our market. Increased competition could result in:

    *    lower advertising rates;

    *    price reductions and lower profit margins;

    *    loss of visitors;

    *    reduced page views; or

    *    loss of market share.

Any one of these could materially and adversely affect our business, financial condition and results of operations. In addition, our ability to compete successfully depends on many factors. These factors include:

    *    the quality of the content provided by us and our competitors;

    *    how easy our respective services are to use;

    *    sales and marketing efforts; and

    *    the performance of our technology.





    Many of our competitors and potential new competitors have:

    *    longer operating histories;

    *    greater name recognition in some markets;

    *    larger customer bases; and

    *    significantly greater financial, technical and marketing resources.

These competitors may also be able to:

     * undertake more extensive marketing campaigns for their brands and services;


     *    adopt more aggressive advertising pricing policies;

     * use superior technology platforms to deliver their products and services; and

     * make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers.

    Our competitors may develop content that is better than ours or that achieves greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. This could have a material and adverse effect on our business, financial condition and results of operations.

    We also compete with the major labels and independent labels for advertisers and advertising revenue. If advertisers perceive the Internet or our network to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to Internet advertising or to advertising on our website.


     We may have to compete with Hardrive Records.com, Inc., a privately owned Internet music company for which John Rollo, Eugene Foley and Kenneth Pollendine, our three executive officers and directors, once served as executive officers, directors and principal stockholders. Until November 2000, when Hardrive Records ceased doing business and sold its artists recording and other rights, Hardrive Records operated out of the same offices as we do. John Rollo resigned as an executive officer and director of Hardrive Records on January 5, 2001, and Kenneth Pollendine resigned as a director of Hardrive Records on February 8, 2001. However, John Rollo and Eugene Foley are still parties to written employment agreements they entered into with Hardrive Records, which may compete with the written employment agreements they entered into with Bodyguard Records. As a result of this situation, and until the affairs of Hardrive are settled, we may find we have to compete with Hardrive for the time and attention of John Rollo and Eugene Foley . This would put us in a position of almost having to compete with ourself. The existence of these conflicts of interest during this period may present a distraction and may diminish our chances to achieve profitable operations. Mr. Foley has advised us he intends to resign as an executive officer and director of Hardrive as soon as its affairs are settled. Both Messrs. Rollo and Foley deny that any conflict of interest exists with Hardrive. In addition, Mr. Rollo denies that he has any continuing responsibility to Hardrive Records under his employment agreement which he contends ended when he resigned.


Environmental matters

    We are not aware of any environmental liability relating to our facilities or operations that would have a material adverse affect on us, our business, assets or results of operations.

                                    Employees


    As of April 4, 2001, our only employees were John Rollo, Gene Foley , Kenneth Pollendine and Richard A. Iamunno, our executive officers and directors. Messrs. Rollo and Foley are each devoting approximately their full time to our affairs, while Mr. Pollendine is only devoting 25% of his time to our affairs. Mr. Iamunno is only devoting such percentage of his time to our affairs as is required to attend board of directors meetings and to consult with our management when so requested. Upon the sale of at least the minimum number of shares, of which there can be no assurance, both Messrs. Rollo and Foley have agreed to continue to devote their full time to our business and affairs, and Mr. Pollendine has agreed to devote 85% of his time to our business and affairs.

    In addition, in the event either we are successful in selling all of the offered shares or are successful in the sale of such number of CD's that we reach positive cash flow, we intend to employ additional executive and/or administrative personnel including a full time chief financial officer or controller with industry experience. In the interim, we intend to employ such part time or temporary clerical and bookkeeping help as we deem necessary. We may also employ independent consultants and advisors. We consider our relations with our employees to be good.

                                   Facilities


We maintain our principal executive offices and studio at 138 Fulton Street, New York, New York 10038 where approximately 2,000 square feet of space is subleased from a non- affiliated landlord under a four year written sublease expiring on August 31, 2001 at monthly rentals starting at $1,800 and increasing to $2,024. Our current rent is $2,000 per month. The sublease was assigned to us by Rollo Entertainment, Inc., a Delaware corporation controlled by and under common control of John Rollo our president, chief operating officer and a director. Our sublease, which is personally guaranteed by our president, John Rollo requires us to pay all utility costs and does not provide for an option to renew. Our present space is adequate for our needs and we are using it to approximately 50% of its capacity.

                            Governmental Regulations


         Legislatures and government agencies have adopted and are considering adopting laws and regulations regarding the collection and use of personal information obtained from individuals when accessing web sites. For example, Congress recently enacted the Children's Online Privacy Protection Act, which restricts the ability of Internet companies to collect information from children under the age of 13 without their parents' consent. In addition, the Federal Trade Commission and state and local authorities have been investigating Internet companies regarding their use of personal information. Our privacy programs may not conform with laws or regulations that are adopted. In addition, these legislative and regulatory initiatives may adversely affect our ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide advertisers with demographic information.

                                   Management

Directors and executive officers

    The following table sets forth the executive officers, directors and key employees of Bodyguard, their ages and the positions held by them:

NAME                           AGE                 POSITION
----                           ---                 --------

Gene Foley                      33       chief executive officer and director

John Rollo                      46       president, chief operating officer
                                         and director

Kenneth Pollendine              53       chief financial officer , secretary and
                                         director

Richard A. Iamunno              43       director

Except for the fact that John Rollo and Kenneth Pollendine are first cousins, no family relationship exists between any of these four men.


Business experience


JOHN ROLLO has been our president, chief operating officer and a director since our inception in November 1999. Simultaneously, and from February 1998 to January 5, 2001, Mr. Rollo also served as president and a director of Cream Records, Inc., a New Jersey corporation that changed its name to Hardrive Records.com, Inc., and which intended to sell records over the Internet. Simultaneously and since 1996, Mr. Rollo has served as president of Rollo Entertainment Corp., a Delaware corporation which provides and supervises music recording services, offers artist development and career guidance, and administers independent A&R (artist & repertoire). Before that and since 1982, Mr. Rollo has been a self employed music industry consultant, engaged in the creative development and technical production of musical recordings. In this capacity, he has been the recipient of Grammy awards for engineering and mixing of Jimmy Cliff's "Cliffhanger", and a second Grammy award for producing Joe Cocker's contribution in "The Bodyguard" motion picture soundtrack CD for Arista Records. Additionally, Mr. Rollo has earned Recording Industry Association of America and/or Ampex Golden Reel awards for his involvement with the following music productions:


Artist               Album               Award                Contribution

Joe Cocker           The                 Gold and             Engineer
                     Bodyguard           Multi-Platin         and
                     Soundtrack          um                   Producer

Jimmy Cliff          Cliff Hanger        Gold and             Engineer,
                                         Platinum             Producer
                                                              and Mixer

The Kinks            Phobia              Gold                 Engineer

The Kinks            State of            Gold and             Engineer
                     Confusion           Platinum

The Kinks            Give The            Gold and             Engineer
                     People              Platinum,            and Mixer
                     What They           Ampex
                     Want                Golden
                                         Reel

The Kinks            One For             Gold and             Engineer
                     The Road            Platinum,            and Mixer
                                         Ampex
                                         Golden
                                         Reel



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

The Kinks            Low Budget          Gold and             Engineer
                                         Platinum,            and Mixer
                                         Ampex
                                         Golden
                                         Reel

The Kinks            Superman            Gold and             Engineer
                                         Platinum             and Mixer

Joe Cocker           Unchain My          Gold and             Engineer
                     Heart               Platinum             and Mixer

Joe Cocker           One Night           Gold and             Engineer
                     of Sin              Platinum             and Mixer

Eric Clapton         Knocking            Gold and             Engineer
                     On                  Platinum             and Mixer
                     Heaven's
                     Door

Leslie               All Washed          Gold and             Engineer
McKeown              Up                  Platinum,            and Mixer
                                         Ampex
                                         Golden
                                         Reel

Kool & The           Fresh               Gold and             Remixed
Gang                                     Platinum

The Sweet            Sweet               Gold and             Engineer
                     Fanny               Platinum
                     Adams

Bonnie               Secret              Gold                 Producer
Tyler                Dreams and                               and
                     Forbidden                                Engineer
                     Fire

The Recording Industry Association of America is the generally recognized and accepted industry association for sales certification purposes. Ampex Golden Reel Awards are presented to recording studios, producers and engineers who participate in an album that was recorded on Ampex reel to reel tape, and reaches the "gold" milestone of 500,000 units sold. Mr. Rollo has signed many new artists to major labels both in England and the United States. Once signed, Mr. Rollo worked with the artists in order to develop songs, produce recordings and overseeing progress through the various creative phases leading up to and including final contract negotiations. In addition to these Grammy award winners, Mr. Rollo has been engaged as producer and/or engineer with the following recognized recording artists: Joe Cocker, Jimmy Cliff; Southside Johnny & the Asbury Jukes, Phoebe Snow, Bonnie Tyler, Paul Young, The Kinks, Eric Clapton, George Benson, Kool & the Gang, O'Jays, Stevie Nicks and Gang of Four. In addition to Mr. Rollo's independent activities, he has acted as chief engineer and record producer for the House of Music, then located in West Orange, New Jersey, from 1985-1990.


GENE FOLEY has been our chief executive officer and a director since our inception in November 1999. Simultaneously, and from February 1998 to November 2000, Dr. Foley also served as chief executive officer and a director of Cream Records, Inc., that changed its name to Hardrive Records.com, Inc., and which intended to sell records over the Internet. Before that since 1988 Dr. Foley has served as the president of Foley Entertainment, a privately owned music industry consulting firm in New Jersey which was incorporated in 1994 under the name Foley Entertainment, Inc. Dr. Foley received a bachelor of arts degree in political science from Kean University, Union, New Jersey, in 1991. In 1993, Dr. Foley received a masters degree in political science from Pacific Western University, New Orleans, LA. In 1994, Dr. Foley received a doctor of philosophy degree in political science from the same university. In 1994, Dr. Foley received a Juris doctor degree in law from Kensington University, Glendale, CA. Dr. Foley's book "How To Make It In Music In Six Months...and Eighteen Years" was co-written with Steve Parry, a former Columbia Records' recording artist. Dr. Foley's clients have earned one Grammy award and four Recording Industry Association of America gold record awards and one platinum award. Dr. Foley has contributed to music related features on NBC, MTV, VH-1, PBS, Fox and in Forbes magazine. His clients have been involved in projects in various capacities with numerous major labels including Columbia, RCA, Atlantic, Warner Bros., EMI, Polygram, Capitol, Arista, Elektra, A&M, Epic, Geffen and Sony.

KENNETH POLLENDINE, has been our chief financial officer, secretary and a director since our inception in November 1999. Simultaneously, and from February 1998 to November 2000, Mr. Pollendine also served as chief financial officer, secretary and a director of Cream Records, Inc., a New Jersey corporation that changed its name to Hardrive Records.com, Inc., and which intended to sell records over the Internet. Before that since 1994, Mr. Pollendine was a private entertainment and music consultant in London, UK, providing short term freelance services to a variety of artists and companies. Before that and since 1986, Mr. Pollendine was employed by Oracle Corporation, a multinational manufacturer and distributor of computer software, in increasingly responsible positions including general manager and chief executive officer of Oracle's Southern England operations. Mr. Pollendine received a bachelor of arts degree in mathematics from Open University, London, UK in 1979.

RICHARD A. IAMUNNO, has been a director of our company since March 29, 2001. Simultaneously, and since 1994, Mr. Iamunno has been the president and director of Atlantic International Capital Holdings, a Bermuda based financial services Company with offices in both Florida and Bermuda. Simultaneously, and from 1995 to 2000, Mr. Iamunno served as the president and chief executive officer of Online Gaming Systems, Ltd., a publicly owned interactive gaming company headquartered in Las Vegas, Nevada, with offices in South Florida, Sydney, Australia and Johannesburg, South Africa. Before that from 1988 to 1994, Mr. Iamunno was the president, of Ameristar International, Inc., a New York based financial services company. From 1984 to 1988, Mr. Iamunno was employed by the

Information Services division of Western Union Corporation as a Senior Director, where he managed and directed the marketing department for all on-line based information service products. From 1981 to-1984, Mr. Iamunno was employed as a Marketing Manger by Dun & Bradstreet corporation. Mr. Iamunno attended Drake University, Des Moines, Iowa, from 1976 to 1979.


Director compensation


     For the first full year following the successful conclusion of this offering, no director will receive any compensation for his service as a member of the board of directors. However, and in the event Mr. Pollendine's attendance is required in the United States, or Mr. Iamunno's attendance is required in New York, we will reimburse them for their respective expenses in connection with the attendance at board meetings up to a maximum of $1,000. We currently do not provide compensation for special assignments of the board of directors. We may in the future grant options to our directors to purchase shares of common stock.


Executive compensation


The following table sets forth the compensation awarded to, earned by, set aside, paid to or accrued during the period from inception through December 31, 2000, for on behalf of our three executive officers and directors or any other person for services rendered in any or all capacities on our behalf:

                     Annual Compensation                                            Long-Term Compensation
                                                                                 Awards                              Payouts

                                                               Other            Restricted     Securities       LTIP          All
Name and                                                       Annual           Stock          Underlying       Pay          Other
Principal Position       Year        Salary      Bonus         Compen-          Awards         Options/         Outs        Compen
                                                               sation                          SAR's                        -sation

John Rollo               1999           -          -                -               -                -             -           -
President and            2000         7,500
COO                      2001

Eugene Foley             1999           -          -                -               -                -             -           -
                         2000         7,500
Chief Executive          2001
Officer

Kenneth
Pollendine               1999           -          -                -               -                -             -           -
Chief Financial          2000
Officer                  2001
-----------------------  ----------- ----------  ------------  ---------------  -------------  ---------------  ----------  --------

As indicated in the foregoing table, we have only paid minimal compensation to our officers and directors since our inception, and expect to continue to pay minimal compensation our executive officers or directors until the sale of at least the minimum number of shares. If and when we close on the minimum number of shares of our common stock, AND ONLY IN THAT EVENT, we intend to commence paying salaries to John Rollo and Gene Foley under their employment agreements at the rate of $75,000 for the first year. We also intend to commence paying a salary of $60,000 to Kenneth Pollendine for the first full year following such closing. We have no written employment agreement with Mr. Pollendine.

As indicated below under the caption "Employment agreements", Messrs. Rollo and Foley have agreed to accrue 20% of their $75,000 first year's annual salary under certain circumstances.

Employment agreements

On December 1, 1999 Messrs. Rollo and Foley each entered into three year written employment agreements with us which were amended on June 7, 2000. Under these employment agreements, as amended, both men have agreed to accept salaries of $75,000 for the first year subject to a cost of living adjustment in each of the two following years, together with customary health benefits, three weeks vacation and accountable expense reimbursement provisions. However, and in the event we sell only the minimum number of shares, both Messrs. Rollo and Foley have agreed to accept $60,000 as their first years salary and to accrue the remaining $15,000 or 20% of their $75,000 salary until the earlier of the raising of additional capital or the generation of positive cash flow. In the event we are unable to raise additional capital or generate of positive cash within 24 months, our obligation to pay Messrs. Rollo and Foley their first years accrued salary shall automatically lapse. In addition, and subject to the sale of at least the minimum number of shares, we have agreed to pay Messrs. Rollo and Foley each a bonus if and when any of our artists reach certain levels of net CD sales under our artist agreements. All bonuses will be cumulative and payable within 30 days after confirmation of CD sales as follows:

                 NO. OF CD'S SOLD                 CASH BONUS

                    100,000                          $10,000
                    250,000                           25,000
                    500,000                           50,000
                  1,000,000                          100,000

           As an example, if our artists were to sell 1,500,000 CD's, we would be required to pay a bonus of $185,000, i.e., $10,000 + $25,000 + $50,000 +
$100,000, each to John Rollo and Eugene Foley.


Option grants in last fiscal year

On February 4, 2000 we adopted a 2000 long term incentive plan where an aggregate of

150,000 shares were reserved for issuance under this plan. Our plan is administered by the board of directors as a means of attracting and retaining key employees and compensating non-employee directors, consultants and others who perform services on our behalf. Under our plan, our board of directors may, from time to time, grant:

         *        Qualified stock options;

         *        non-qualified stock options;

         *        stock units;

         *        restricted stock; and

         *        stock appreciation rights

to purchase common shares to officers, directors, employees and consultants who render services to us. Awards under our plan are granted at a reasonable price as determined by a committee of our board of directors that ultimately will consist of at least two "disinterested" directors, except that the exercise price of incentive stock options to persons who, at the date of grant, own stock possessing more than ten percent of the combined voting power of our outstanding stock, may not be less than one hundred ten percent of the fair market value of our common stock. Until our board of directors is expanded to include two outside directors, awards will be approved by the entire board of directors.

 We have not granted any options to purchase our common stock under the Plan and no option grants are currently contemplated.


                 Certain Relationships and Related Transactions

     On December 6, 1999, we issued an aggregate of 200,000 shares to Rollo Entertainment, Inc., a Delaware corporation controlled by and under common control of John Rollo, our President, and a director and principal stockholder. We valued the 200,000 shares at $50, which represented the fair market value of the stock at the time of issuance. In addition, Mr. Rollo has provided the following:

          * Rollo Entertainment's granting to us of the two year right and license to utilize its New York City recording studio and equipment with a fair market value of $600,000 which represents an hourly rate of $150 and a maximum use of 35 hours per week. From inception through December 31, 2000, the equipment and studio was used for approximately 916 hours, with an aggregate of 137,336 hours; and

          *    Rollo Entertainment assigned its sublease agreement to us.

     Rollo Entertainment is 100% controlled by John Rollo, a principal shareholder, director and officer of Bodyguard Records. As of December 31, 2000, we paid Rollo Entertainment an aggregate of $22,000 under the sublease arrangement. Since July 2000, we have been the only tenant utilizing the space at 138 Fulton Street in New York City. The material terms of the sublease are as follows:

    Remaining term:         Until August 31, 2001

    Rent:                   Started at $1946 and escalates to $2024
                            by the end of the term.

    Additional Costs:       Bodyguard pays $400 per month for
                            electricity and maintenance fees and maintaining liability insurance on the premises.


On December 6, 1999, we issued an aggregate of 200,000 shares to Gene Foley, our chief executive officer, a director and a principal stockholder. We valued the 200,000 shares at $50, since the shares were issued in consideration for Mr. Foley's contribution to us of an aggregate of $50 in cash and the execution of his employment agreement with us as our chief executive officer.

On January 21, 2000, we issued an aggregate of 190,000 shares to three non-affiliated individuals in consideration for an aggregate of $25,000 in cash in order to launch our website and to commence this offering. Each of these individuals agreed not to publicly sell any of their shares of our stock for 24 months. Later, and on various dates between February, 2000 and June, 2000, we sold an aggregate of 310,000 shares for $.20 per share to a group of six accredited investors In a private placement in order to raise $62,000 to finalize the construction of our website, to conduct this offering and commence operations. On various dates between July 15, 2000 and March 15, 2001, we borrowed an aggregate of $185,000 from two accredited persons in order to stay in business until we can conduct this offering. The $80,000 we borrowed between July 15, 2000 and December 1, 2000, was pursuant to five separate short term loan agreements at 12%. On February 1, 2001, we entered inot an agreement extended the due date of three of these loans, aggregating $40,000, until the earlier of July 31, 2001, or the closing date of this offering. The $105,000 we borrowed between January 4, 2001 and March 15, 2001, was pursuant to five separate 13 month convertible loan agreements at 9% that grant the same individual holder the right to convert the loans into an aggregate of 105,000 shares at $1.00 per share at any time after the termination of this offering but before the respective due dates of the loans. On April 24, 2001, we borrowed an aggregate of $100,000 from an accredited investor pursuant to a 13 month loan agreement. We are using this money as working capital until we can conduct this offering.

Our sublease, which is personally guaranteed by our president, John Rollo, was assigned to us by Rollo Entertainment, Inc, a Delaware corporation controlled by and under common control of John Rollo.

Richard Iamunno, who became a director of Bodyguard on March 29, 2001, is the president and director of Atlantic International Capital Holdings, the company that licensed us the rights to four of our artists including the Bay City Rollers.

                             Principal Stockholders


    The following table sets forth information with respect to beneficial ownership of our common stock, as of December 31, 2000 and as adjusted to reflect the sale of common stock offered by us in this offering for:



     * each person known by us to beneficially own more than 5% of our common stock;

     *    each executive officer named in the summary compensation table;

     *    each of our directors; and

     *    all of our executive officers and directors as a group.


    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for Messrs. Rollo and Foley is c/o Bodyguard Records, Inc., 138 Fulton Street, New York, New York 10038. The address for Ellen Rosenberg is PO Box 1223, Long Beach, New York 11561. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person assumes that all shares offered by this prospectus are sold. Percentage of beneficial ownership is based on 900,000 shares of common stock outstanding as of December 31, 2000, and 1,300,000 shares of common stock outstanding after completion of this offering if all offered shares are sold.


                                       SHARES BENEFICIALLY OWNED                             SHARES BENEFICIALLY
                                          PRIOR TO OFFERING                                      OWNED AFTER
                                          -----------------                                 --------------------
OFFERING
                                                                                         MINIMUM           MAXIMUM
Name of Beneficial Owner               Number        Percent                         Number   Percent   Number  Percent
------------------------               ---------------------                         ---------------    ---------------
Rollo Entertainment, Inc.              200,000        22%                            200,000      20%    200,000    15%
Gene Foley                             200,000        22                             200,000      20     200,000    15
Ellen Rosenberg                        150,000        17                             150,000      15     150,000    11.5


All directors and executive
officers as a group (4 persons)        400,000        44%                            400,000      40%    400,000    30%

                           Market for Our Common Stock


There is currently, no public market for our common stock. At a future date and if we meet the requirements, we will undertake to have our common stock listed on the OTC Bulletin Board maintained by members of the National Association of Securities Dealers, Inc.

                         Shares Eligible for Future Sale

As of December 31, 2000 we had an aggregate of 900,000 shares of our common stock outstanding. All of these shares are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rules 144 promulgated under the Securities Act of 1933 or another exemption from registration.

In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sales is filed, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliates. As of December 31, 2000, 655,000 shares were eligible for sale under Rule 144. However, an aggregate of 190,000 of our outstanding shares were issued to investors in our January 2000 bridge financing who agreed to voluntarily restrict the public sale of such shares for a period of 24 months.

                        Description of Our Capital Stock


General


     Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of common stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of November 30, 2000, we had an aggregate of 655,000 shares of our common stock outstanding and no shares of preferred stock were outstanding. As of December 31, 2000, we had nine stockholders of record.


Common stock

    Under our certificate of incorporation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of legally available funds. In case of a liquidation, dissolution or winding up of Bodyguard, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after payment of all of our liabilities and any preferred stock then outstanding. Holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred stock

    Under our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time, shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or affect adversely the rights and powers, including voting rights, of the holders of our common stock. The issuance may also have the effect of delaying, deferring or preventing a change in control of our company. We currently have no shares of preferred stock outstanding.


                              Plan of Distribution

     We intend to offer the Shares on a "self-underwritten or direct public offering on a 100,000-Share-or-none" basis by our officers and directors who will serve in this capacity without compensation. We do not intend to use the services of any broker dealers. If a minimum of 100,000 Shares has not been sold and paid for by midnight eastern time on the 90th day following the date of this prospectus, all proceeds will be refunded promptly to subscribers in full, without interest or deduction. If the last day of either of these periods falls on a Saturday, Sunday or federal legal holiday, the next following business day shall be considered the last day of such period. Pending the sale of a minimum of 100,000 shares, all proceeds will be deposited in an escrow account that we have established with Continental Stock Transfer & Trust Company, 2 Broadway, 19th Floor, New York, NY 10004. Once a minimum of 100,000 shares have been sold and funds clear collection, we will break escrow and deposit the proceeds in our operating account. We will also mail a stock certificate to each purchaser of the shares. After that, we will continue to offer the shares until the sooner of the expiration of 180 days or the sale of all 400,000 shares. No shares will be issued to the public investors until such time as the minimum amount of funds are released from the escrow account by us within the time period described above.

    We do not intend to allow any of our officers or directors to purchase shares in this offering. Were any officer or director to disregard our policy, none of the shares that they purchased would count towards satisfying our 100,000 minimum share purchase requirement.

    However, we are reserving the right to use broker dealers in this offering. In the event that the services of these selling agents are used, we will pay a 10% commission on all such sales, and will also pay non-accountable selling expenses up to a maximum of 3%. Any selling agents may be deemed to be statutory underwriters within the meaning of the Securities Act. No selling agent has agreed to underwrite this offering on a "firm commitment", "best efforts" or any other basis. We may allocate a specific number of shares to any or each selling agent for sale. However, such allocations may be reduced or revoked at any time during the offering, and no selling agent is obligated to purchase or sell any minimum number of shares. In the event we make an arrangement with a broker dealer after the effectiveness of this offering, we will file a post-effective amendment to the registration statement identifying the broker dealer and disclosing all relevant information concerning our relationship with the broker dealer.

                                  Legal Matters


The validity of the common stock covered by this registration statement will be passed upon for Bodyguard by Lester Yudenfriend, Esq.

                                     Experts

The financial statements included in the registration statement on Form SB-2 have been audited by Sobel and Co., LLC, independent certified public accountants, to the extent and for the periods set forth in their report, and are included in reliance upon the authority of this firm as experts in auditing and accounting.


                    Anti-takeover Effects of Delaware Law and
                        Our Certificate of Incorporation


     The provision of our certificate of incorporation, which is summarized in the following paragraph, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider it its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified board of directors

    Our board of directors may be divided into classes of directors serving staggered terms. Upon expiration of the term of a class of directors, the directors in that class may be elected for an additional term at the annual meeting of stockholders in the year in which their term expires. In addition, our board of directors may be removed only for cause and only by the affirmative vote of holders of not less than 51% of our outstanding capital stock entitled to vote generally in the election of directors. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board of directors to fill vacant directorships, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

                                 Transfer Agent


     The transfer agent for our common stock is Jersey Transfer & Trust Co., 201 Bloomfield Avenue, P.O. Box 36, Verona, New Jersey 07044.

                                    Rule 144

     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     * 1% of the number of shares of common stock then outstanding, which will equal approximately 9,000 shares immediately prior to this offering; or

     * the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

                                   Rule 144(k)

     Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold at any time.

                                    Rule 701

     In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.


                       Where You Can Find More Information


    We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules, under the Securities

Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Bodyguard and the common stock, reference is made to the registration statement and the attached exhibits and schedules.

    You may read and copy all or any portion of the registration statement or any reports, statements or other information in our files in the Commission's public reference room at

Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings, including the registration statement, will also be available to you on the Commission's Internet site which is http://www.sec.gov.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                           BODYGUARD RECORDS.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS
                                 MARCH 31, 2000

BODYGUARD RECORDS.COM, INC.
(A DEVELOPMENT STAGE COMPANY)
MARCH 31, 2000
CONTENTS

                                                                           PAGE

Independent Auditors' Report.............................................  F-1

Financial Statements:

    Balance Sheet........................................................  F-2
    Statement of Operations..............................................  F-3
    Statement of Stockholders' Equity....................................  F-4
    Statement of Cash Flows..............................................  F-5

Notes to Financial Statements............................................  F-6-
                                                                           F-9

INDEPENDENT AUDITORS' REPORT

To the Stockholders
Bodyguard Records.com, Inc.
New York, New York

We have audited the accompanying balance sheet of Bodyguard Records.com, Inc. (a development stage company) as of March 31, 2000 and the related statement of operations, stockholders' equity, and cash flows for the period from inception (November 12, 1999) to March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bodyguard Records.com, Inc. (a development stage company) as of March 31, 2000 and the results of its operations and cash flows for the period from inception (November 12, 1999) to March 31, 2000 in conformity with generally accepted accounting principles.

                                              /s/ Sobel & Co., LLC
                                              Certified Public Accountants


Livingston, NJ
 June 21, 2000

BODYGUARD RECORDS.COM
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
MARCH 31, 2000
================================================================================
ASSETS

      CURRENT ASSETS:
           Cash                                                       $ 6,318

      OTHER ASSETS:
           Deferred tax asset, net of
            valuation allowance                                              -
                                                                      --------

                                                                      $ 6,318

                                                                      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

      CURRENT LIABILITIES:
           Accounts payable                                           $ 1,500
                                                                      --------

      COMMITMENTS AND CONTINGENCIES

      STOCKHOLDERS' EQUITY:
           Preferred stock, $0.01 par value, 2,000,000
             shares authorized, none issued and outstanding                 -
           Common stock, $0.001 par value, 20,000,000
             shares authorized, 665,000 issued and outstanding            665
           Additional paid-in capital                                 133,935
           Deficit accumulated during the development stage          (129,782)
                                                                      --------
                       Total Stockholders' Equity                       4,818
                                                                      --------

                                                                      $ 6,318

                                                                      ========


================================================================================
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.   F-2

BODYGUARD RECORDS.COM
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD INCEPTION (NOVEMBER 12, 1999) TO MARCH 31, 2000
================================================================================
NET SALES                                                             $      --

OPERATING EXPENSES:
      Equipment lease expense                                            94,550
      Rent                                                                4,000
      Insurance                                                             871
      Artist expenses                                                    22,284
      Office supplies                                                       656
      Advertising                                                         2,065
      Website design                                                      4,500
      Bank charges                                                           49
      Miscellaneous expenses                                                807
                                                                      ---------
          Total Operating Expenses                                      129,782

NET LOSS BEFORE PROVISION FOR INCOME TAXES                             (129,782)

PROVISION FOR INCOME TAXES                                                   --

NET LOSS                                                              $(129,782)
                                                                      =========

NET LOSS PER COMMON SHARE                                                 (0.31)
                                                                      =========

WEIGHTED AVERAGE NUMBER COMMON
     SHARES OUTSTANDING                                                 428,714
                                                                      =========




================================================================================
The accompanying notes are an integral part of these financial statements.   F-3

BODYGUARD RECORDS.COM
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
MARCH 31, 2000

===================================================================================================================================
                                                                                                                           TOTAL
                                                         SHARES     PREFERRED    COMMON      ADDITIONAL    RETAINED    STOCKHOLDERS'
                                                         ISSUED       STOCK      STOCK          PAID       DEFICIT        EQUITY
                                                        ----------------------------------------------------------------------------
Stock issued as in exchange for cash and
     as compensation to officers                          400,000     $--       $   400    $    (300)     $       --      $     100

Stock issued in exchange for cash                         190,000      --           190        24,810             --         25,000

Stock issued in exchange for cash                          75,000      --            75        14,925             --         15,000

Additional capital contribution for
    equipment lease                                            --      --            --        94,500             --         94,500

Net loss at March 31, 2000                                     --      --            --            --       (129,782)      (129,782)
                                                          -------     ---     ---------     ---------      ---------      ---------
Balance at March 31, 2000                                 665,000     $--     $     665     $ 133,935      $(129,782)     $   4,818
                                                          =======     ===     =========     =========      =========      =========

====================================================================================================================================
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.                                        F-4

BODYGUARD RECORDS.COM
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FOR THE PERIOD NOVEMBER 12, 1999 (INCEPTION) TO MARCH 31, 2000
================================================================================
CASH FLOW PROVIDED BY (USED FOR):
    OPERATING ACTIVITIES:
    --------------------
    Net loss                                                          $(229,782)
    Equipment rental expense                                             94,550
    Adjustments to reconcile net loss to net cash provided by (used for) operating activities:

      Increase (decrease) in:
         Accounts payable                                                 1,500
         Accrued officers' compensation                                 100,000
                                                                      ---------
                      Net Cash Used for Operating Activities            (33,732)

FINANCING ACTIVITIES:

    Proceeds from the issuance of common stock                           40,050
                                                                      ---------

 INCREASE IN CASH                                                         6,318

CASH AND CASH EQUIVALENTS:
    Beginning of period                                                      --

    End of period                                                     $   6,318
                                                                      =========

================================================================================
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.  F-5

BODYGUARD RECORDS.COM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2000
================================================================================
NOTE 1 - ORGANIZATION:
--------------------------------------------------------------------------------
Bodyguard Records.com, Inc. (the "Company") was incorporated in the State of Delaware on November 12, 1999. The Company is a development stage company which will utilize the Internet and other emerging technologies to promote and market signed recording artists. In addition, the Company intends to utilize technology that will allow a live video link to recording sessions at the Company's music studio. The Company also intends to produce and distribute prerecorded music products of their recording artists and use their website to recruit and develop new recording artists.

--------------------------------------------------------------------------------
NOTE 2  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
--------------------------------------------------------------------------------
BASIS OF ACCOUNTING:

The Company's policy is to prepare its financial statements on the accrual basis of accounting.

USE OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTS RECEIVABLE:

The Company considers accounts receivable to be fully collectible; accordingly no allowance for doubtful accounts is required. The Company will utilize a direct write-off method should accounts receivable be considered uncollectible.

ADVERTISING:

Advertising costs are expensed as incurred.

CASH AND CASH EQUIVALENTS:

Cash and cash equivalents consist primarily of cash at banks and highly liquid investments with maturities of three months or less.

INVENTORIES:

Inventories are valued at lower of cost or market.

FEDERAL INCOME TAXES:

The Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes" (SFAS 109), which provides for the recognition of deferred tax assets, net of an applicable valuation allowance, related to net operating loss carryforwards and certain temporary differences.

LOSS PER SHARE:

Basic net loss per share was computed based on the weighted average number of shares of common stock outstanding during the period.

STOCK OPTION PLANS:

The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Under APB 25, the Company recognizes no compensation expense related to employee stock options, as no options are granted at a price below fair market value.

================================================================================
                                                                             F-6

BODYGUARD RECORDS.COM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2000
================================================================================
NOTE 3  -  DEVELOPMENT STAGE COMPANY:
--------------------------------------------------------------------------------

The Company is a development stage company as defined in Financial Accounting Standards Board Statement No. 7. It has yet to commence full-scale operations. From inception through the date of these financial statements, the Company did not have any revenues or earnings.

Management believes the Company's future success is dependent upon the initial public offering and the proceeds thereof in order to provide the working capital in order to continue with management's intentions.

--------------------------------------------------------------------------------
NOTE 4  -  INCOME TAXES:
--------------------------------------------------------------------------------


The Company's total deferred tax liabilities, deferred tax assets and valuation allowance consists of the following at March 31, 2000:

Total deferred tax liabilities            $      --
Total deferred tax assets                    39,000
Total valuation allowance                   (39,000)
                                          ---------

                                          $      --
                                          ==========

--------------------------------------------------------------------------------
NOTE 5  -  COMMITMENTS AND CONTINGENCIES:
--------------------------------------------------------------------------------

On December 1, 1999, the Company entered into two executive employment agreements with the President and Chief Executive Officer and shall remain in effect for three years. Thereafter, the agreement shall be renewed upon the mutual agreement of the executive and Company. The terms of the agreement state a base compensation of $75,000 for the first year increasing to $150,000 per year with 10% cost of living increases for each year thereafter and includes clauses for vacation, sick leave, insurance coverage and expense reimbursement. The agreements also state that bonuses and stock options will be issued once certain performance levels are attained.

On January 17, 2000, the Company entered into an Internet distribution agreement for a term of two years. The terms of the agreement state that all set-up, storage and maintenance fees will be waived and that any products sold by CyberRetail will be subject to a 26.5% commission.

The Company has three artist recording agreements with bands to commercially produce and release an initial record. Each agreement has the option to release future records if the Company desires. The Company will pay the artists royalties after the recoupment of expenses paid on behalf of the artists, starting at $1.50 per record sold and increasing to $3.00 per record sold based on where the sale takes place and volume milestones.

================================================================================
                                                                             F-7

BODYGUARD RECORDS.COM, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2000
================================================================================
NOTE 6  -  SUB-LEASE AGREEMENT:
--------------------------------------------------------------------------------

The Company has entered a one year, eight month sub-lease rental agreement with an entity controlled by a majority shareholder (see Note 8) to rent office and studio space for $2,000 per month. Rent expense for the period through March 31, 2000 was $4,000.

At March 31, 2000 future minimum payments on the lease are as follows:

     2001                                $23,615
     2002                                 17,210
                                      -----------

                                         $40,845

                                      ===========


--------------------------------------------------------------------------------
NOTE 7  -  OPERATING LEASE:
--------------------------------------------------------------------------------

On December 8, 1999, the Company entered into a two year operating lease agreement with an entity controlled by a majority shareholder for the use of recording and studio equipment in exchange for equity. The contract states that the Company can use the equipment for a maximum of thirty-five hours per week with a maximum fair lease value of $600,000. During the period ended March 31, 2000, the Company incurred $94,500 of equipment lease expense.


--------------------------------------------------------------------------------
NOTE 8  -  RELATED PARTY TRANSACTIONS:
--------------------------------------------------------------------------------

As noted in Note 6, in January 2000, the Company entered a one year, eight month sub-lease rental agreement with an entity controlled by a majority shareholder to rent office and studio space for $2,000 per month.

In addition, as noted in Note 7, in December 2000, the Company entered into a two year operating lease agreement with an entity controlled by a majority shareholder to lease recording and studio equipment.

--------------------------------------------------------------------------------
NOTE 9  -  STOCK OPTION PLAN:
--------------------------------------------------------------------------------


Under terms of the Company's incentive stock option plans, officers, employees and certain vendors may be granted options to purchase the Company's common stock at no less than 100% of the market price on the date the option is granted. Options generally vest once a specified performance criteria is met or over a period of time ranging from one to three years.

================================================================================
                                                                            F-8

--------------------------------------------------------------------------------
NOTE 10  -  SUBSEQUENT EVENTS:
--------------------------------------------------------------------------------

The Company is currently in the process of completing a registration statement on Form SB-2 for filing with The Securities and Exchange Commission. The registration statement proposed to register a minimum of 100,000 and a maximum of 400,000 shares of common stock at $2.50 per share, or a maximum of $1,000,000. The use of the proceeds will be for marketing, purchase of equipment, website designs and working capital.



================================================================================
                                                                             F-9

BODYGUARD RECORDS.COM, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET - (UNAUDITED)
DECEMBER 31, 2000
================================================================================



 ASSETS

     CURRENT ASSETS:
         Cash                                                         $   2,161

     OTHER ASSETS:
         Deferred tax asset, net of
          valuation allowance                                                --
                                                                      ---------

                                                                      $   2,161

                                                                      =========

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

     CURRENT LIABILITIES:
         Accounts payable and accrued expenses                        $   7,050
         Loans payable                                                   80,000
                                                                      ---------
                  Total Current Liabilities                              87,050
                                                                      ---------

     COMMITMENTS AND CONTINGENCIES

     STOCKHOLDERS' DEFICIENCY:
         Common stock, $0.001 par value, 20,000,000
           shares authorized, 900,000 issued and outstanding                900
         Additional paid-in capital                                     180,700
         Deficit accumulated during the development stage              (266,489)
                                                                      ---------
                  Total Stockholders' Deficiency                        (84,889)
                                                                      ---------

                                                                      $   2,161
                                                                      =========

 BODYGUARD RECORDS.COM, INC.
 (A DEVELOPMENT STAGE COMPANY)
 STATEMENT OF OPERATIONS - (UNAUDITED)
================================================================================

                                                                    NOVEMBER 11,
                                                  FOR THE NINE         1999
                                                  MONTHS ENDED    (INCEPTION) TO
                                                  DECEMBER 31,      DECEMBER 31,
                                                      2000              2000
                                               ---------------------------------
 NET SALES                                         $ 4,212            $ 4,212
                                               ---------------------------------

 OPERATING EXPENSES:
       Equipment lease expense                      42,836            137,386
       Rent                                         18,000             22,000
       Insurance                                     2,313              3,184
       Artist expenses                              12,617             34,901
       Office supplies                                 141                795
       Advertising                                   4,275              6,340
       Website design                                    -              4,500
       Interest expense                              4,800              4,800
       Bank charges                                     47                 96
       Miscellaneous expenses                          622              1,431
       Officer salaries                             22,000             22,000
       Telephone                                     2,773              2,773
       Professional fees                             6,240              6,240
       Production/mixing                             8,003              8,003
       Recording materials                           6,682              6,682
       Travel                                        6,593              6,593
       Business set up                               2,627              2,627
                                               -------------------------------
Total Operating Expenses                           140,569            270,351
                                               -------------------------------
 NET LOSS BEFORE PROVISION FOR INCOME TAXES       (136,357)          (266,139)
 PROVISION FOR INCOME TAXES                           (350)              (350)
                                               -------------------------------

 NET LOSS                                       $ (136,707)        $ (266,489)
                                               ===============================

 NET LOSS PER COMMON SHARE                           (0.17)             (0.35)
                                               ===============================
 WEIGHTED AVERAGE NUMBER COMMON
      SHARES OUTSTANDING                           821,667            769,444
                                               ===============================

BODYGUARD RECORDS.COM, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS - (UNAUDITED)

=======================================================================================================================

                                                                                                       NOVEMBER 11,
                                                                                   FOR THE NINE            1999
                                                                                   MONTHS ENDED       (INCEPTION) TO
                                                                                   DECEMBER 31,        DECEMBER 31,
                                                                                       2000                2000
                                                                               ----------------------------------------
 CASH FLOWS PROVIDED BY (USED FOR):
     OPERATING ACTIVITIES:

         Net loss                                                                  $ (136,707)        $ (266,489)
         Equipment rental expense                                                          --             94,550
         Adjustments to reconcile net loss to net cash
            provided by (used for) operating activities:
            Increase (decrease) in:
                Accounts payable and accrued expenses                                   5,550              7,050

     INVESTING ACTIVITIES:

         Proceeds from loans payable                                                   80,000             80,000

     FINANCING ACTIVITIES:

         Proceeds from the issuance of common stock                                    47,000             87,050
                                                                               ----------------------------------------

      DECREASE IN CASH                                                                 (4,157)             2,161

     CASH AND CASH EQUIVALENTS:
         Beginning of period                                                            6,318                 --
                                                                               ----------------------------------------

         End of period                                                                $ 2,161            $ 2,161
                                                                               ========================================

BODYGUARD RECORDS.COM, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
DECEMBER 31, 2000
================================================================================
NOTE 1 - BASIS OF PRESENTATION
--------------------------------------------------------------------------------
The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and item 310(b) of Regulation SB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation (consisting of normal recurring accruals) of financial position and results of operations for the interim periods have been presented. For further information, refer to the financial statements and footnotes thereto included in the Company's form SB-2 registration statement as filed on June 29, 2000.

--------------------------------------------------------------------------------
NOTE 2 - NOTES PAYABLE
--------------------------------------------------------------------------------
On various dates between July 1, 2000 and December 31, 2000, the Company borrowed $80,000 from two accredited investors. The loans bear interest at 12% per annum and principal and interest are due on July 31, 2001 or on the closing date of the initial public offering.

--------------------------------------------------------------------------------
NOTE 3 - SUBSEQUENT EVENTS
--------------------------------------------------------------------------------
On various dates between January 4, 2001 and March 15, 2001, the Company borrowed an aggregate of $105,000, bearing 9% interest rate, from one accredited investor pursuant to five separate convertible loan agreements that grant the holder the right to convert the loans into 105,000 shares of the Company's common stock at $1.00 per share at any time after the termination of the Company's initial public offering, but before the respective due dates of the loans.

On April 24, 2001, the Company borrowed an aggregate of $100,000 from an accredited investor. Principal and interest is due in full on May 25, 2002. The note bears interest at 10% per annum.

                 Part II: Information Not Required in Prospectus

Item 24. Indemnification of  Directors and  Officers


     Section 145 of the Delaware General Corporation law makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities, including reimbursement for expenses incurred, arising under the Securities Act.
Section 145 of the Delaware General Corporation law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

     * for any breach of the director's duty of loyalty to the corporation or its stockholders;

     * for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     *    arising under Section 174 of the Delaware General Corporation law; or

     * for any transaction from which the director derived an improper personal benefit.

The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

     The certificate of incorporation of Bodyguard provides for indemnification of our directors against, and absolution of, liability to Bodyguard and its stockholders to the fullest extent permitted by the Delaware General Corporation law. Bodyguard intends to purchase directors' and officers' liability insurance covering liabilities that may be incurred by our directors and officers in connection with the performance of their duties.

    The employment agreements we entered into with John Rollo and Gene Foley provide that such executives will be indemnified by us for all liabilities relating to their status as officers or directors of Bodyguard, and any actions committed or omitted by the executives, to the maximum extent permitted by law of the State of Delaware.


Item 25. Other  Expenses of Issuance and Distribution


    The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered.

SEC registration fee..........................................  $       278.00
Legal fees and expenses.......................................       30,000.00
Accountants' fees and expenses................................        5,000.00
Printing expenses.............................................        7,500.00
Blue sky fees and expenses....................................        2,000.00
Transfer Agent and Registrar fees and expenses................        1,800.00
Miscellaneous.................................................        3,422.00

      Total...................................................      $50,000.00


Item 26. Recent  Sales of Unregistered Securities

    The registrant has sold and issued the following securities since its inception on November 12, 1999:

1. On December 6, 1999, the registrant issued an aggregate of 200,000 shares to Rollo Entertainment Corp., a Delaware corporation controlled by and under common control of John Rollo the registrant's president, chief operating officer and a director. The 200,000 shares were valued at $50 which represented the fair market value of the shares at the time of issuance;

2. On December 6, 1999, the registrant issued an aggregate of 200,000 shares to Gene Foley. The 200,000 shares were valued at $50 since they were issued in consideration for Mr. Foley's contribution to the registrant of an aggregate of $50 in cash and the execution of a three year employment agreement with the registrant as its chief executive officer;

3. On January 21, 2000, the registrant issued an aggregate of 150,000 shares to Ellen Rosenberg in consideration for $19,500 or $.13 per share; and 40,000 shares to two other non-affiliated individuals at $.13 per share in consideration for an aggregate of $24,700 in cash in order to launch the registrant's website and to commence this offering. Each recipient agreed not to publicly sell his or her shares for a period of 24 months; and

4. On various dates between March 10, 2000 and June 1, 2000, the registrant sold an aggregate of 310,000 shares for $.20 per share to a group of six accredited investors In a private placement in order to raise $62,000 to conduct this offering and commence operations. Three investors checks were received in March, two were received in April, one in May and one was received on June first. A sixth investor received the registrant's offering material prior to June 1, 2000, and executed and delivered a subscription agreement to the registrant on June 1, 2000 for 35,000 shares ($7,000). Through inadvertence, this investor did not forward her check to the registrant until July 28, 2000.

5. On various dates between January 4, 2001 and March 15, 2001, the registrant borrowed an aggregate of $105,000 from one accredited investor pursuant to five separate 13 month convertible loan agreements that grant the holder the right to convert the loans into an aggregate of 105,000 shares at $1.00 per share at any time after the termination of this offering but before the respective due dates of the loans.

6. On April 24, 2001, the registrant borrowed an aggregate of $100,000 from an accredited investor pursuant to a 13 month loan agreement. The sales of the above securities were deemed to be exempt from registration in reliance on
     Section 4(2) of the Securities Act of 1933, as a transaction not involving any public offering or in accordance with Rule 506 of Regulation D promulgated under the Securities Act. Since the recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions, the recipients effectively agreed not to resell or distribute their shares to the public. In addition, each recipient represented to the registrant and the registrant made the determination that the recipient was an "accredited investor" as that term is defined under Rule 501(a)(4) of Regulation D promulgated by the Commission under the Securities Act. No general solicitation or general advertising was used to market the securities. Each recipient had access, through their relationship with the registrant, to the kind of information normally provided in a prospectus.

     The registrant does not believe that the inadvertent receipt of one investors check after the June 29, 2000 filing of this registration statement constitutes a violation of Section 5 of the Securities Act, when a subscription agreement was executed and delivered on June 1, 2000 and the investor had every intention of purchasing the securities on that date. Similarly, and since the convertible notes are not convertible until after the termination of this offering, the registrant does not believe that the provisions of Rule 506 of Regulation D are inapplicable.


Item 27. Exhibits.
EXHIBIT

NUMBER                              DESCRIPTION

     (3)(i)                Certificate of Incorporation as filed November 12, 1999
     (3)(ii)               By laws
     (4)                   Specimen Common Stock Certificate (defining rights)
     (5)                   Opinion of Lester Yudenfriend, Esq.*
    (10)                   Material Contracts
    (10)a                  Equipment Lease with Rollo Entertainment Corp.
    (10)b                  March 27, 2000 Sublease Assignment from Rollo Entertainment Corp.
    (10)c                  Internet Distribution Agreement with Cyberretail.com, LLC

    (10)d                  Artist recording Agreement with Naked Underneath
    (10)e                  Artist recording Agreement with Dennis DeCambre
    (10)f                  Artist recording Agreement with Summer Snowmen
    (10)g                  Employment Agreement with John Rollo
    (10)h                  Employment Agreement with Eugene Foley
    (10)i                  2000 Long Term Incentive Plan
    (10)j                  Amendment to Employment Agreements with John Rollo and Eugene Foley
    (10)k                  September 26, 2000 Artist  Recording Agreement with June
    (10)l                  November 11, 2000 Agreement with Mac Milli Entertainment, Inc.
    (10)m                  Form of private offering Subscription Agreement
    (10)n                  Executed Escrow Agreement*
    (10)o                  September 26, 2000 Artist recording Agreement with Dean Davidson
    (10)p                  January 18, 2001 National Distribution Agreement with Navarre Corp.*
    (10)q                  January 18, 2001 Financing Agreement with Navarre Corp.*
    (10)r                  January 18, 2001 CD Manufacturing Agreement with Navarre Corp.*
    (10)s                  January 18, 2001 Printing Manufacturing Agreement with Navarre Corp.*
    (10)t                  January 8, 2001 Artist Recording Agreement with Quiet Riot*
    (10)u                  Form of Subscription Agreement for this Offering*
    (10)v                  Convertible loan agreement with James T. Patten dated January 4, 2001*
    (10)w                  Convertible loan agreement with James T. Patten dated January 26, 2001*



                                       50



    (10)x                  Loan extension agreement with James T. Patten dated February 1, 2001*
    (10)y                  Convertible loan agreement with James T. Patten dated February 8, 2001*
    (10)z                  License agreement with Atlantic International Capital Holdings dated 2/21/01*
    (10)aa                 License agreement with Atlantic International Capital Holdings dated 2/21/01*
    (10)bb                 Convertible loan agreement with James T. Patten dated March 1, 2001*
    (10)cc                 Convertible loan agreement with James T. Patten dated March 15, 2001*
    (10)dd                 Termination Agreement with Cyberretail.com, LLC dated April 9, 2001*
    (10)ee                 Loan Agreement with Joseph Salerno dated April 24, 2001*
    (23)                   Consent of Sobel & Co., LLC*

------------------

* Filed with this amendment

Item 28.  Undertakings.

      (a)   The undersigned registrant undertakes:

             (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to (i) include any prospectus required by
         Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and (iii) include any additional or changed material information on the plan of distribution;

            (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the offered securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant under these provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   Signatures


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on May ___, 2001.


                                                Bodyguard Records.com, inc.


                                                By: /s/ John Rollo
                                                    ------------------
                                                    John Rollo, president

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

            Signature                   Title                                       Date
            ---------                   -----                                       ----
/s/ Gene Foley                          Chief Executive Officer and Director        May   4, 2001
---------------------------
Gene Foley



/s/ John Rollo                          President and Director                      May   4, 2001
---------------------------
John Rollo



/s/ Kenneth Pollendine                 (Principal Financial and Accounting          May   4, 2001
---------------------------             Officer) and Secretary
 Kenneth Pollendine


/s/ Richard A. Iamunno                 Director                                     May   4, 2001
----------------------------
Richard A. Iamunno




                                       51